Exhibit 10.1
EXECUTION COPY

PURCHASE AND SALE AGREEMENT

BY AND AMONG

PACIFIC ASIA PETROLEUM, INC.

CAMAC ENERGY HOLDINGS LIMITED

CAMAC INTERNATIONAL (NIGERIA) LIMITED

AND

ALLIED ENERGY PLC

Dated: November 18, 2009

701784886v7

i

ii

ANNEX

ANNEX A                      Definitions

SCHEDULES

SCHEDULE A                               Description of the Oyo Field
SCHEDULE B                                CAMAC Disclosure Schedule
SCHEDULE C                                PAPI Disclosure Schedule

iii
701784886v7

PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT, dated as of November 18, 2009 (this “Agreement”), by and among PACIFIC ASIA PETROLEUM, INC., a corporation incorporated in the State of Delaware, USA (“PAPI” and together with the new entity to be formed by PAPI pursuant to Section 7.12 hereof (“PAPI Newco”), the “PAPI Parties”); CAMAC ENERGY HOLDINGS LIMITED, a Cayman Islands company (“CEHL”); CAMAC INTERNATIONAL (NIGERIA) LIMITED, a company incorporated in the Federal Republic of Nigeria (“CINL”) and a wholly-owned subsidiary of CEHL; and ALLIED ENERGY PLC (formerly, Allied Energy Resources Nigeria Limited, a company incorporated in the Federal Republic of Nigeria and a wholly-owned subsidiary of CEHL (“Allied,” and together with CEHL, and CINL, the “CAMAC Parties”).  Each of the Parties to this Agreement is individually referred to herein as a “Party” and collectively as the “Parties.”  Capitalized terms used herein that are not otherwise defined herein shall have the meanings ascribed to them in Annex A hereto.

BACKGROUND

A.           PAPI and its subsidiary companies are engaged in the business of oil and gas development, production and distribution.

B.           On June 3, 1992, Allied was awarded Oil Prospecting License 210 (“OPL 210”) by the Federal Republic of Nigeria, 2.5% of the interest in which Allied subsequently assigned to CINL, on September 30, 1992 pursuant to an assignment agreement by and between Allied and CINL (the “Allied Assignment”).

C.           On August 28, 2002, Allied and CINL were granted Oil Mining Lease 120 and Oil Mining Lease 121 (the “OMLs”) by the Federal Republic of Nigeria, with respect to OPL 210, for a term of 20 years commencing on February 27, 2001.  Pursuant to a Deed of Assignment, dated July 22, 2005, Allied and CINL assigned to the Nigerian AGIP Exploration Limited (the “NAE”), a 40% participating interest in the OMLs, with the remaining 60% participating interest in the OMLs being retained by Allied and CINL (the “NAE Assignment”).

D.           On July 22, 2005, Allied, CINL and the NAE entered into a Production Sharing Contract (the “PSC”) setting out the terms of agreement in relation to petroleum operations in the area covered by the OMLs.

E.           PAPI desires to acquire from Allied and CINL, through PAPI Newco, all of the CAMAC Parties’ interest in the PSC with respect to that certain oilfield asset known as the Oyo Field (as such term is defined herein), that is the subject of Oil Mining Lease 120 (“OML 120”), as well as the joint and several obligations of CINL and Allied to the NAE under the PSC in connection with the Oyo Field (such interest in the PSC with respect to the Oyo Field, subject to the rights and obligations set forth in the PSC and the Oyo Field Supplemental Agreement (as defined herein), is referred to herein as the “Contract Rights”), for stock consideration consisting of shares of PAPI’s common stock, par value $0.001 per share (the “Common Stock”), representing 62.74% of the issued and outstanding Common Stock of the Company, and cash in the amount of USD $38.84 million.  Allied and CINL shall retain all right, title and interest in and to the PSC with respect to the OMLs, other than with respect to the Oyo Field, that is subject to OML 120.

F.           Concurrently with the Closing (as described below), the Parties hereto will enter into, or cause their affiliates to enter into, certain other agreements contemplated by this Agreement (together, the “Transaction Documents”), including but not limited to the Novation Agreement by and among Allied, CINL, PAPI Newco and NAE (the “Novation Agreement”); the right of first refusal agreement between the CAMAC Parties and the PAPI Parties (the “ROFR Agreement”); the technical services agreement between PAPI Newco and Allied (the “Technical Services Agreement”); the cost allocation and management  agreement between PAPI Newco and Allied (the “Oyo Field Supplemental Agreement”); and the registration rights agreement with respect to the Consideration Shares between PAPI and the CAMAC Parties (the “Registration Rights Agreement”).

G.           As a condition precedent to the Closing, PAPI will consummate an equity financing with certain qualified investors, on terms reasonably acceptable to the CAMAC Parties and the PAPI Parties, resulting in gross proceeds of at least Forty-Five Million Dollars ($45,000,000) (the “Financing”).

H.           The boards of directors of each of PAPI, CINL, Allied and PAPI Newco have considered and have declared advisable this Agreement and the other transactions contemplated hereby (together, the “Transactions”).

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, and intending to be legally bound hereby, the Parties agree as follows:

ARTICLE I

Transfer of Contract Rights; Related Transactions

Section 1.1                      Oyo Field.  The Parties agree and acknowledge that the description set forth in Schedule A attached hereto is the “Oyo Field” for purposes of this Agreement, the Transaction Documents, and the transactions contemplated hereby and thereby and the CAMAC Parties further acknowledge and agree that the Oyo Field is an oil field subject to the provisions of the Oyo Related Agreements.

Section 1.2                      Transfer of Contract Rights.  Subject to the terms and conditions contained herein, each of the PAPI Parties agrees to acquire, and the CAMAC Parties agree to transfer, all of the rights, title and interest of the CAMAC Parties’ in and to the Contract Rights.  The transfer of the Contract Rights related to the PSC shall be made by novation of all of Allied’s and CINL’s right, title and interest in and to the PSC with respect to the Oyo Field, together with all of Allied’s and CINL’s liabilities and obligations to the NAE under the PSC in relation to the Oyo Field.  Such novation shall be subject to the terms of a Novation Agreement in form and substance satisfactory to the Parties, which shall be effective on the effective date set forth in the Novation Agreement (the “Novation Date”).

Section 1.3                      Complete Transfer.  Each of the CAMAC Parties expressly agrees that the transfer of the Contract Rights pursuant to the Novation Agreement and this Agreement, constitutes a complete transfer of all of the Contract Rights, free and clear of (a) all Liens on the Contract Rights or the Oyo Field, and (b) any material adverse contractual obligations other than the Oyo Related Agreements, and the CAMAC Parties reserve no rights to market or otherwise transfer any interest in and to the Contract Rights.  For the avoidance of doubt, upon the consummation of the Transactions neither PAPI nor PAPI Newco shall have any obligation to any of the CAMAC Parties to support, maintain, offer, or do any other act relating to the OMLs or the PSC other than as set forth herein or in the Transaction Documents.

Section 1.4                      Release and Discharge.  At the Novation Date, except as otherwise provided for herein, or in the Transaction Documents, the CAMAC Parties and PAPI Newco hereby release and discharge from further obligations to each other with respect to the Contract Rights (other than as shareholders of PAPI) and their respective rights against each other with respect to the Contract Rights are cancelled; provided that such release and discharge shall not affect any rights, liabilities or obligations of any of them with respect to claims, causes of actions,  payments or other obligations due and payable or due to be performed on or prior to the Novation Date or related to the facts or events occurring prior to the Novation Date.

Section 1.5                      No Assumption of Liabilities.  Except as otherwise provided for herein, in the Novation Agreement or in any of the other Transaction Documents, this Agreement does not transfer, the PAPI Parties do not assume, and the PAPI Parties expressly disclaim any and all liabilities, costs, debts, claims and obligations of the CAMAC Parties relating to the Contract Rights or otherwise.  Except as otherwise provided for herein or the Transaction Documents, neither PAPI nor PAPI Newco shall have any obligation with respect to the CAMAC Parties arising prior to the Closing Date.

ARTICLE II

Consideration

Section 2.1                      Consideration Shares.  At the Closing, PAPI shall issue to CEHL or its designee(s), shares of Common Stock equal to 62.74% of the issued and outstanding Common Stock after giving effect to the Transactions and the Financing, excluding shares issued in the Excluded Transaction (as defined below) (the “Consideration Shares”). The Parties agree and acknowledge that any issuances of Equity Interests by PAPI prior to the Closing (or  pursuant to any existing agreement or arrangement, or any agreement or arrangement entered into after the date of this Agreement but before Closing,  to issue Equity Interests before or after the Closing) shall not reduce the 62.74% post-Closing Equity Interest in PAPI to be issued to CEHL or its designee(s) at Closing, except with respect to: (i) the reservation or issuance of up to one million (1,000,000) shares of the Common Stock in connection with awards granted under PAPI’s employee stock incentive plan after the date of this Agreement and prior to Closing; or (ii) the issuance of shares of Common Stock in connection with the exercise of existing awards granted under PAPI’s employee stock incentive plan prior to the date of this Agreement (the “Excluded

Transactions”).  Other than the Excluded Transactions, the Parties further agree that no other existing agreements or arrangements, or any agreement or arrangement entered into after the date of this Agreement but before Closing, for the issuance of any Equity Interests in PAPI before or after Closing shall reduce the CAMAC Parties’ 62.74% Equity Interest in PAPI, and PAPI shall issue such additional shares Common Stock to the CAMAC Parties at the Closing (or within five (5) business days of issuance if any such shares of PAPI Common Stock are issues following the Closing ) as is required to preserve CAMAC’s 62.74% post-Closing Equity Interest in PAPI.

Section 2.2                      Cash Consideration.  At the Closing PAPI shall pay to CEHL, cash in the amount of thirty eight million eight hundred forty thousand dollars ($38,840,000) in immediately available funds to an account designated by CEHL at least two (2) business days prior to Closing (the “Cash Consideration”).

ARTICLE III

The Closing

Section 3.1                      Closing.  The Closing (the “Closing”) of the Transactions, shall take place at the offices of Pillsbury Winthrop Shaw Pittman LLP in Houston, TX, commencing at 9:00 a.m. local time on the third business day following the satisfaction or waiver of all conditions and obligations of the Parties to consummate the Transactions contemplated hereby (other than conditions and obligations with respect to actions that the respective Parties will take at Closing), or on such other date and at such other time as the Parties may mutually determine (the “Closing Date”).

Section 3.2                      Deliveries of the Parties.  At the Closing, (i) the CAMAC Parties shall deliver or cause to be delivered to the PAPI Parties, the certificates, opinions, instruments, agreements and documents required by Article IX hereof and (ii) the PAPI Parties shall deliver or cause to be delivered to the CAMAC Parties, the Cash Consideration, the Consideration Shares and the certificates, opinions, instruments, agreements and documents required by Article IX hereof.

ARTICLE IV

Representations and Warranties of the CAMAC Parties

Subject to the exceptions set forth in the schedule of exceptions, which shall state the specific subsection of this Article IV to which each disclosure or exception is made by the CAMAC Parties and attached hereto as Schedule B, each of the CAMAC Parties jointly and severally represents and warrants to the PAPI Parties as of the date hereof and as of the Closing as follows:

Section 4.1                      Organization and Standing.  Each of the CAMAC Parties is duly organized, validly existing and in good standing under the laws of its respective jurisdiction of incorporation or organization.  Each of the CAMAC Parties is duly qualified to do business in each of the jurisdictions in which the property owned, leased or operated by it or the nature of the business which it conducts requires qualification, except where the failure to so qualify would not reasonably be expected, individually or in the aggregate, to result in a CAMAC Material Adverse Effect.  Each of the CAMAC Parties has all requisite power and authority to own, lease and operate the Oyo Field and to carry on its business as now being conducted pursuant to the Oyo Related Agreements.  The CAMAC Parties have made available to PAPI true and complete copies of the CAMAC Constituent Instruments.

Section 4.2                      Power and Authority.  Each of the CAMAC Parties has all requisite corporate power and authority to execute and deliver this Agreement and the Transaction Documents to which it is a party and to consummate the Transactions contemplated hereby and thereby.  The execution and delivery by the CAMAC Parties of this Agreement and the Transaction Documents and the consummation by them of the Transactions have been duly authorized and approved by the boards of directors or other governing body of each of the CAMAC Parties (if an entity), such authorization and approval remains in effect and has not been rescinded or qualified in any respect, and no other  proceedings on the part of any such entities are necessary to authorize this Agreement, the Transaction Documents or the consummation of the Transactions contemplated hereby and thereby.  Each of this Agreement and the Transaction Documents to which any CAMAC Party is a party has been duly executed and delivered by such party and constitutes the valid and binding obligation of each of the CAMAC Parties, enforceable against the CAMAC Parties in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or similar laws of general application now or hereafter in effect affecting the rights and remedies of creditors and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

Section 4.3                      No Conflicts.  The execution and delivery of this Agreement or any of the Transaction Documents contemplated hereby by each of the CAMAC Parties and the consummation of the Transactions and compliance with the terms hereof and thereof will not, (a) conflict with, or result in any violation of or Default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any Lien upon any of the Contract Rights under any provision of: (i) any CAMAC Constituent Instrument; (ii) any material contract  to which any of the CAMAC Parties is a party or to or by which it (or any of its assets and properties) is subject or bound; (iii) any applicable Law or Legal requirement of and Governmental Authority; or (iv) any Material Permit of any of the CAMAC Parties; (b) result in any material Judgment applicable to any of the Contract Rights or (c) terminate or modify, or give any third party the right to terminate or modify, the provisions or terms of any of the Oyo Related Agreements.

Section 4.4                      Representations Related to the Oyo Field and Oyo Related Agreements..

(a)           Oyo Related Agreements.  Each of the OMLs, the Allied Assignment, the NAE Assignment and the PSC (the “Oyo Related Agreements”) are valid, binding and in full force and effect in all material respects and enforceable by and against the CAMAC Parties, as applicable, in accordance with its terms.  None of the CAMAC Parties is in violation of, or in Default under (nor does there exist any condition which upon the passage of time or the giving of notice would cause such a violation of, or Default under), any of the Oyo Related Agreements to which any CAMAC Party is a party, except for violations or Defaults that would not, individually or in the aggregate, reasonably be expected to result in a CAMAC Material Adverse Effect; and, except as set forth on Schedule 4.4, to the CAMAC Parties’ Knowledge, no other Person has violated or breached, or committed any Default under, any Oyo Related Agreement, except for violations, breaches and Defaults that, individually or in the aggregate, have not had and would not reasonably be expected to have a CAMAC Material Adverse Effect. No party to an Oyo Related Agreement has terminated or, the CAMAC Parties’ Knowledge, threatened termination of any such agreement with any of the CAMAC Parties. To the CAMAC Parties’ Knowledge, no other party to any of the Oyo Related Agreements is in material Default thereunder and none of the CAMAC Parties has received any written notice regarding any actual or possible violation or breach of, or Default under, any Oyo Related Agreement, except in each such case for Defaults, acceleration rights, termination rights and other rights that have not had and would not reasonably be expected to have a CAMAC Material Adverse Effect.  No event or claim of force majeure has occurred under any of the Oyo Related Agreements.  There have been no written claims by any Governmental Authority to terminate the Oyo Related Agreements. To the CAMAC Parties’ Knowledge, the Oyo Related Agreements do not infringe upon the rights of any third party.

(b)           Completeness of Oyo Related Agreements.  The OMLs contain the entirety of the obligation of the CAMAC Parties to the Government of Nigeria with respect to the Oyo Field and the interests thereon that are subject to the PSC.  No CAMAC Party is a party to any Contract relating to or affecting the Oyo Field or Contract Rights other than the Oyo Related Agreements.

(c)           No Claims.  There are no claims, actions, suits, audits, demands, arbitrations, mediations, formal investigations or proceedings pending, or, to the CAMAC Parties’ Knowledge, threatened, before any Governmental Authority, mediator or arbitrator with respect to the Oyo Field or the Oyo Related Agreements.

(d)           Funding and Other Obligations.  No work program or operations or funding commitment exists or has been proposed by the CAMAC Parties or any other party to any of the Oyo Related Agreements under such agreements, except as has been disclosed to the PAPI Parties in writing or as set forth in the PSC.  Upon the consummation of the Transactions, neither PAPI nor PAPI Newco will be subject to any obligation to pay any other party any net profits interests, production payments, royalties or other fixed or contingent amounts based upon the sale, license, distribution or other use or exploitation of the Oyo Field, except as set forth in the PSC or applicable Law.  There are no bonds, letters of credit, guarantees, deposits or other security furnished by the CAMAC Parties or any Affiliate of CAMAC Parties relating to the Oyo Field or the Oyo Related Agreements that will require expenditures in excess of $100,000, other than the Oyo Debt.  The interests of the CAMAC Parties in the PSC and the OMLs are not subject to any preferential rights to purchase, rights of first opportunity or similar rights, or any required third party consents to assignment that may be applicable to the Transactions other than as may be specified in the Oyo Related Agreements.

(e)           No Limitations on Transfer.  PAPI Newco shall not be subject to any limitations, obligations or restrictions with regard to the sale, license, distribution or other transfer or exploitation of the Contract Rights, except as set forth in the Oyo Related Agreements, applicable stock exchange rules or applicable Law.

(f)           The transfer of the Contract Rights pursuant to the Novation Agreement constitutes a complete transfer of all of the CAMAC Parties’ rights, title and interest in and to the Oyo Field, and the CAMAC Parties reserve no rights to market or otherwise transfer any interest in the Oyo Field.  For the avoidance of doubt, neither PAPI nor PAPI Newco shall have any obligation to any of the CAMAC Parties to support, maintain, offer, or do any other act relating to the OMLs or the PSC other than as set forth in the Transaction Documents, and the PAPI Parties may dispose of the Contract Rights, at their sole discretion, subject only to any approval rights maintained by NAE, the Nigerian government, applicable stock exchange rules, and applicable shareholder and board approval requirements.

Section 4.5                      Litigation.  As of the date of this Agreement, there is no private or governmental action, suit, inquiry, notice of violation, claim, arbitration, audit, proceeding or investigation (“Action”) pending or threatened in writing against any of the CAMAC Parties or, to the CAMAC Parties’ Knowledge, any of the other parties to the Oyo Related Agreements, before or by any Governmental Authority which (a) adversely affects or challenges the legality, validity or enforceability of this Agreement or the Oyo Related Agreements (b) could, if there were an unfavorable decision, individually or in the aggregate, have or would reasonably be expected to result in a CAMAC Material Adverse Effect.  As of the date of this Agreement, there is no judgment imposed upon any of the CAMAC Parties or, to the CAMAC Parties’ Knowledge, any of the parties to the Oyo Related Agreements, that would prevent, enjoin, alter or materially delay any of the Transactions contemplated by this Agreement, or that would reasonably be expected to have a CAMAC Material Adverse Effect.

Section 4.6                      Consents and Approvals.  Except as disclosed on Schedule 4.6, no consent, approval, license, permit, order or authorization of, or registration, declaration or filing with any Governmental Authority (“Consent”) to which any of the Oyo Related Agreements or the Oyo Field are subject is required to be obtained or made by any of the CAMAC Parties, in connection with the execution, delivery and performance of this Agreement or the consummation of the Transactions, except for (a) such Consents as may be required under applicable state securities laws and the securities laws of any foreign country; and (b) such other Consents which, if not obtained or made, would not have a CAMAC Material Adverse Effect.

Section 4.7                      Licenses, Permits, Etc.  The CAMAC Parties possesses or will possess prior to the Closing all licenses, franchises, permits and other governmental authorizations held by them that are material in connection with business related to the Oyo Related Agreements and the Oyo Field (the “Material Permits”).  As of the date of this Agreement, all such Material Permits are in full force and effect.

Section 4.8                      Material Contracts and Commitments.  Other than the Oyo Related Agreements and the Transaction Documents, there are no material contracts, agreements or other instruments to which any CAMAC Party or any affiliate of a CAMAC Party is a party that will be binding on PAPI and PAPI Newco after the consummation of the Transactions.

Section 4.9                      Taxes.  Each of the CAMAC Parties have timely, or have caused to be timely filed on their behalf, all Tax Returns required by any law or regulation to be filed by or with respect to it in connection with the Contract Rights, the Oyo Related Agreements or the Oyo Field, either separately or as a member of group of corporations, pursuant to applicable

Legal Requirements. All such Tax Returns filed by (or that include on a consolidated basis) any of the CAMAC Parties were (and, as to a Tax Return not filed as of the date hereof, will be) in all respects true, complete and accurate, except to the extent any failure to file or any inaccuracies in any filed Tax returns, individually or in the aggregate, have not and would not reasonably be expected to have a CAMAC Material Adverse Effect.  There are no unpaid Taxes in respect to the Contract Rights, the Oyo Related Agreements or the Oyo Field claimed to be due by any Governmental Authority in charge of taxation of any jurisdiction, nor any claim for additional Taxes in respect to the Contract Rights, the Oyo Related Agreements or the Oyo Field for any period for which Tax Returns have been filed, except to the extent any failure to file or any inaccuracies in any filed Tax returns, individually or in the aggregate, have not and would not reasonably be expected to have a CAMAC Material Adverse Effect.  Any deficiencies proposed as a result of any governmental audits or such Tax Returns have been paid or settled, and there are no present disputes as to Taxes in respect to the Contract Rights, the Oyo Related Agreements or the Oyo Field payable by any of the CAMAC Parties.  There are no tax liens against any of the Contract Rights and, to the CAMAC Parties’ Knowledge, there is no basis for any such lien.

Section 4.10                      Brokers; Schedule of Fees and Expenses.  No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with this Agreement or the Transactions based upon arrangements made by or on behalf of the CAMAC Parties.

Section 4.11                      Foreign Corrupt Practices.  Neither the CAMAC Parties, nor to the CAMAC Parties’ Knowledge, any of their respective Representatives, has, in the course of its actions for, or on behalf of, the CAMAC Parties, directly or indirectly, (a) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity; (b) made any direct or indirect unlawful payment to any Governmental Authority or any foreign or domestic government official or employee from corporate funds; (c) violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder (the “FCPA”); or (d) made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment in connection with the operations of CAMAC Parties to any foreign or domestic government official or employee, except, in the case of clauses (a) and (b) above, any such items that, individually or in the aggregate, have not had and would not reasonably be expected to have a CAMAC Material Adverse Effect.

Section 4.12                      Money Laundering Laws.  To the CAMAC Parties’ Knowledge, none of the CAMAC Parties has violated any money laundering statute or any rules and regulations relating to money laundering statutes (collectively, the “Money Laundering Laws”) and no proceeding involving any CAMAC Parties with respect to the Money Laundering Laws is pending or, to the Knowledge of the officers of the CAMAC Parties, is threatened.

Section 4.13                      OFAC.  None of the CAMAC Parties, any director or officer of the CAMAC Parties, or, to the CAMAC Parties’ Knowledge, any agent, employee, affiliate or Person acting on behalf of the CAMAC Parties is currently identified on the specially designated nationals or other blocked person list or otherwise currently subject to any U.S. sanctions administered by the Office of Foreign Asset Control of the U.S. Treasury Department

 (“OFAC”); and the CAMAC Parties have not, directly or indirectly, used any funds, or loaned, contributed or otherwise made available such funds to any Subsidiary, joint venture partner or other Person, in connection with any sales or operations in Cuba, Iran, Syria, Sudan, Myanmar or any other country sanctioned by OFAC or for the purpose of financing the activities of any Person currently subject to, or otherwise in violation of, any U.S. sanctions administered by OFAC.

Section 4.14                      Environmental Matters.  Except as set forth on Schedule 4.14, with respect to the Oyo Field:

(a)           The CAMAC Parties and all associated operations are and, during the relevant time periods specified in all applicable statutes of limitations, have been in compliance with Environmental Laws in all material respects;

(b)           The CAMAC Parties have all Environmental Authorizations required for their operations as presently conducted, all such Environmental Authorizations are in the name of the proper entity and in full force and effect, and the CAMAC Parties are in compliance in all material respects with such Environmental Authorizations;

(c)           The CAMAC Parties are not subject to any pending or, to the CAMAC Parties’ Knowledge, threatened Action pursuant to Environmental Laws, nor has any CAMAC Party received any written notice of violation, noncompliance, or enforcement or any written notice of investigation or remediation from any Governmental Authority pursuant to Environmental Laws;

(d)           There has been no Release of Hazardous Materials at, on, under or from the assets or in connection with the operations of the Acquired Entities in violation of any Environmental Laws or in a manner that could give rise to any Environmental Liabilities or any other remedial or corrective action obligations pursuant to Environmental Laws;

(e)           To the CAMAC Parties’ Knowledge, there has been no exposure of any Person or property to any Hazardous Materials that could reasonably be expected to form the basis for any Environmental Liabilities or any Action for other Damages or compensation; and

(f)           The CAMAC Parties have made available for inspection by the PAPI Parties complete and correct copies of all environmental assessment and audit reports and studies and all correspondence addressing environmental obligations that are in the possession or control of the CAMAC Parties.

(g)           Notwithstanding any other provision of this Agreement, the representations and warranties made in this Section 4.14 are the sole and exclusive representations and warranties made in this Agreement by the CAMAC Parties with respect to environmental matters.

Section 4.15                      Bankruptcy.  The CAMAC Parties do not contemplate filing for relief under the provision of any applicable bankruptcy code.  The Contract Rights are not the proceeds of, nor are they intended for, or being transferred in, the furtherance of any concealment of assets or any effort by conspiracy or otherwise to defeat, defraud or otherwise evade, any party or the court in any bankruptcy proceeding, a receiver, a custodian, a trustee, a marshall, or any other officer of the court or government or regulatory official of any kind.

ARTICLE V

Representations and Warranties of PAPI

Subject to the exceptions set forth in the schedule of exceptions, which shall state the specific subsection of this Article V to which each disclosure or exception is made by the PAPI Parties with respect to themselves and their respective Subsidiaries, and attached hereto as Schedule C (the “PAPI Disclosure Schedule”), each of the PAPI Parties jointly and severally represents and warrants to the CAMAC Parties as of the date hereof and as of the Closing Date as follows:

Section 5.1                      Organization and Standing.  Each of the PAPI Parties and their respective Subsidiaries is duly organized, validly existing and in good standing under the laws of its respective jurisdiction of incorporation.  Each of the PAPI Parties and their respective Subsidiaries is duly qualified to do business in each of the jurisdictions in which the property owned, leased or operated by it or the nature of the business which it conducts requires qualification, except where the failure to so qualify would not reasonably be expected, individually or in the aggregate, to result in a PAPI Material Adverse Effect.  Each of the PAPI Parties and their respective Subsidiaries has all requisite power and authority to own, lease and operate its tangible assets and properties and to carry on its business as now being conducted.  The PAPI Parties have delivered to the CAMAC Parties true and complete copies of the PAPI Constituent Instruments.

Section 5.2                      Organizational Documents.  The PAPI Parties have made available to the CAMAC Parties true, complete and correct copies of the PAPI Constituent Instruments, in each case as amended or restated to date and presently in effect.  Except as set forth on Schedule 5.2, neither PAPI nor any of its Subsidiaries is in violation of any of the provisions of its PAPI Constituent Instruments.  The minute books and stock records of PAPI heretofore made available to the CAMAC Parties correctly and completely reflect in all material respects all actions taken at all meetings of, or by written consents of, directors, managers and holders of equity interests of PAPI (including any analogous governing bodies thereof or committees of governing bodies thereof).

Section 5.3                      Power and Authority.  Each of the PAPI Parties and their respective Subsidiaries (and their respective nominees) has all requisite corporate power and authority to execute and deliver this Agreement and the Transaction Documents to which it is a party and to consummate the Transactions contemplated hereby and thereby.  The execution and delivery by the PAPI Parties of this Agreement and the consummation by them of the Transactions have been duly authorized and approved by the boards of directors or other governing body of each of the PAPI Parties and their respective Subsidiaries (if an entity), such authorization and approval remains in effect and has not been rescinded or qualified in any way, and no other proceedings on the part of any such entities are necessary to authorize this Agreement and the Transactions.  Each of this Agreement and the Transaction Documents to which any PAPI Party is a party has been duly executed and delivered by such party and constitutes the valid, binding, and enforceable obligation of each of them, enforceable in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or similar laws of general application now or hereafter in effect affecting the rights and remedies of creditors and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

Section 5.4                      No Conflicts.  Neither the execution nor delivery by the PAPI Parties of this Agreement nor compliance by any of them with the terms and provisions hereof will conflict with, or result in a breach of (a) the terms, conditions or provisions of, or constitute a Default under, or result in any violation of, any PAPI Constituent Instrument or any Material Contract to which any PAPI Party or their respective Subsidiaries is a party, which would prevent any of the transactions contemplated under this Agreement or any of the Transaction Documents contemplated hereby and thereby, or (b) any regulation, law, judgment, order or the like to which any such PAPI Party or their respective Subsidiaries is subject, the Default or violation of which would prevent any of the transactions contemplated under this Agreement or any of the Transaction Documents contemplated hereby and thereby.

Section 5.5                      Material Contracts.  Except as set forth in the SEC Reports and on Schedule 5.5, none of the PAPI Parties or their respective Subsidiaries is a party to any of the following (each such Contract, a “Material Contract”):

(a)           any Contract involving payments by or to a PAPI Party or any of their respective Subsidiaries in excess of $100,000;

(b)           any Contract that constitutes a purchase order or other Contract relating to the sale, purchase, lease or provision by a PAPI Party or any of their respective Subsidiaries of goods or services in excess of $100,000 in any 12 month period;

(c)           any Contract pursuant to which any party is required to purchase or sell a stated portion of its requirements or output from or to another party;

(d)           any Contract under which a PAPI Party or any of their respective Subsidiaries has agreed to indemnify any third Person in any manner, other than such Contracts that were made in the ordinary course of business consistent with past practice, or to share the Tax liability of any third Person;

(e)           any Contract pursuant to which a PAPI Party or any of their respective Subsidiaries is required to make on or after the date of the Latest Balance Sheet a capital expenditure, capital addition or betterment in excess of $100,000 in the aggregate;

(f)           any power of attorney (other than powers of attorney given in the ordinary course of business with respect to routine export, Tax or securities matters);

(g)           any Contract in respect of Intellectual Property involving a license granted, title conveyed or royalty payment to or by a PAPI Party or any of their respective Subsidiaries;

(h)           any bond, indenture, note, loan or credit agreement or other Contract relating to indebtedness for borrowed money, any Contract creating a capital lease obligation, any Contract for the sale of accounts receivable, any Contract relating to the direct or indirect guarantee or assumption of the obligations of any other Person or any Contract requiring a PAPI Party or any of their respective Subsidiaries to maintain the financial position of any other Person;

(i)           any outstanding loan or advance by a PAPI Party or any of their respective Subsidiaries to, or investment by such Person in, any Person, or any Contract or commitment relating to the making of any such loan, advance or investment (excluding trade receivables and advances to employees for normally incurred business expenses each arising in the ordinary course of business consistent with past practice);

(j)           any Contract involving interest rate swaps, cap or collar agreements, commodity or financial future or option contracts or similar derivative or hedging Contracts;

(k)           any Contract providing for the deferred payment of any purchase price (other than trade payables incurred in the ordinary course of business consistent with past practice) including any “earn out” or other contingent fee arrangement;

(l)           any Contract creating a Lien, other than any Permitted Lien, on any of the PAPI Parties or any of their respective Subsidiaries that will not be discharged at or prior to the Closing;

(m)           any Contract purporting to limit or restrict the freedom of a PAPI Party or any of their respective Subsidiaries or, to the PAPI Parties’ Knowledge, any of their respective officers, directors or key employees (A) to engage in any line of business, (B) to own, operate, sell, transfer, pledge or otherwise dispose of or encumber any asset, (C) to compete with any Person or (D) to engage in any business or activity in any geographic region;

(n)           any (A) distributorship agreement or (B) Contract that grants any Person the exclusive right to sell products or provide services within any geographical region other than a Contract that (1) is terminable by any party thereto giving notice of termination to the other party thereto not more than 30 days in advance of the proposed termination date and (2) even if so terminable, contains no post-termination obligations (other than payment obligations for pre-termination sales or services), termination penalties, buy-back obligations or similar obligations;

(o)           any Contract under which a PAPI Party or any of their respective Subsidiaries is the lessor of, or makes available for use by any third Person, any tangible personal property owned by a PAPI Party or any of their respective Subsidiaries, in each case for an annual rent in excess of $100,000;

(p)           any Contract constituting a partnership, joint venture or other similar Contract;

(q)           any Contract that contains restrictions with respect to the payment of any dividends in respect of a PAPI Party or any of their respective Subsidiaries or the purchase, redemption or other acquisition of any such Equity Interests;

(r)           any Contract relating to the acquisition or divestiture by a PAPI Party or any of their respective Subsidiaries of Equity Interests, assets or business of any Person, which provides for consideration or payments in excess of $100,000 and is not made in the ordinary course of business;

(s)           any Contract between a PAPI Party or any of their respective Subsidiaries, on the one hand, and the present or former officers, directors, stockholders, other equity holders of a PAPI or other Affiliates of a PAPI Party or any of their respective Subsidiaries on the other hand;

(t)           any Contract containing provisions applicable upon a change of control of a PAPI Party or any of their respective Subsidiaries;

(u)           any Contract granting to any Person a right of first refusal, first offer or other right to purchase any of the assets of a PAPI Party or any of their respective Subsidiaries;

(v)           any Contract requiring a PAPI Party or any of their respective Subsidiaries to make a payment as a result of the consummation of the Transactions contemplated hereby; and

(w)           any other agreement which is material to the PAPI Parties or any of their respective Subsidiaries taken as a whole.

True and complete copies (including all amendments) of each Material Contract have been made available to the CAMAC Parties.  Each Material Contract is the legal, valid obligation of each PAPI Party or any of their respective Subsidiaries, as the case may be, and to the PAPI Parties’ Knowledge, any other Person party thereto, binding and enforceable against each such PAPI Party or any of their respective Subsidiaries, as the case may be and, to the PAPI Parties’ Knowledge, any other Person party thereto, in accordance with its terms subject to, except as enforcement may be limited by applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar Laws relating to or affecting the enforcement of creditors’ rights generally and subject, as to enforceability, to legal principles of general applicability governing the availability of equitable remedies (whether enforcement is sought in a proceeding in equity or at law); (ii) no Material Contract has been terminated, and neither a PAPI Party or any of their respective Subsidiaries, nor, to the PAPI Parties’ Knowledge, any other Person is in material breach or Default thereunder, and to the PAPI Parties’ Knowledge no event has occurred that with notice or lapse of time, or both, would constitute a material breach or Default, or permit termination, modification in any manner materially adverse to a PAPI Party or any of their respective Subsidiaries, as the case may be, or acceleration thereunder; (iii) no party has asserted or has any right to offset, discount or otherwise abate any amount owing under any Material Contract; and (iv) there are no material waivers regarding any Material Contract that have not been disclosed in writing to the CAMAC Parties.

Section 5.6                      Capitalization.  Schedule 5.6 sets forth a correct and complete description of the following: (i) all of the authorized Equity Interests of the PAPI Parties and each of its Subsidiaries and (ii) the amount of outstanding Equity Interests of the PAPI Parties and each of its Subsidiaries.  Except as described in Schedule 5.6 no Equity Interests of any PAPI Party or any of its Subsidiaries are issued or outstanding or reserved for any purpose.

All of the outstanding Equity Interests of the PAPI Parties and their respective Subsidiaries are duly authorized, validly issued and fully paid and nonassessable, and have not been issued in violation of (nor are any of the authorized Equity Interests of a PAPI Party or any of their respective Subsidiaries is subject to) any preemptive or similar rights created by the PAPI Constituent Instruments or any Contract to which a PAPI Party or their respective Subsidiary is a party or bound.

There are no outstanding securities, options, warrants or other rights (including registration rights), agreements, arrangements or other Contracts to which a PAPI Party or any of their respective Subsidiaries is a party or is bound relating to the issued or unissued Equity Interests of a PAPI Party or any of their respective Subsidiaries or obligating a PAPI Party or any of their respective Subsidiaries to grant, issue, deliver or sell, or cause to be granted, issued, delivered or sold, any Equity Interests of a PAPI Party or any of their respective Subsidiaries, by sale, lease, license or otherwise.  Except as set forth on Schedule 5.6, there are no obligations, contingent or otherwise, of a PAPI Party or any of their respective Subsidiaries to (i) repurchase, redeem or otherwise acquire any Equity Interests of a PAPI Party or any of their respective Subsidiaries, (ii) dispose of any Equity Interests of a PAPI Party or any of their respective Subsidiaries or (iii) provide funds to, or make any investment in (in the form of a loan, capital contribution or purchase of Equity Interests or otherwise), or provide any guarantee with respect to the obligations of, any other Person.  No PAPI Party or any of their respective Subsidiaries directly or indirectly owns, has agreed to purchase or otherwise acquire or holds any interest convertible into or exchangeable or exercisable for, Equity Interests of any Person.  There are no agreements, arrangements or other Contracts (contingent or otherwise) to which a PAPI Party or any of their respective Subsidiaries is a party or otherwise bound pursuant to which any Person is or may be entitled to receive any payment based on the revenues or earnings, or calculated in accordance therewith, of a PAPI Party or any of their respective Subsidiaries.  Except as set forth on Schedule 5.6, are no voting trusts, proxies or other agreements or understandings with respect to the voting of any Equity Interests of a PAPI Party or any of their respective Subsidiaries.  There are no bonds, debentures, notes or other indebtedness of a PAPI Party or any of their respective Subsidiaries having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of Equity Interests of a PAPI Party or any of their respective Subsidiaries may vote.

(a)           Rights; Liens; Encumbrances.  Except as disclosed in Schedule 5.6 of the PAPI Disclosure Schedule, (i) none of the capital stock of the PAPI Parties or their Subsidiaries is subject to preemptive rights or any other similar rights or any liens or encumbrances suffered or permitted by any of them; (ii) there are no outstanding options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, or exercisable or exchangeable for, any capital stock of any of the PAPI Parties or their Subsidiaries, or contracts, commitments, understandings or arrangements by which any of the PAPI Parties or their Subsidiaries is or may become bound to issue additional capital stock of any of the PAPI Parties or their Subsidiaries or options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, or exercisable or exchangeable for, any capital stock of any of the PAPI Parties or their

Subsidiaries; (iii) there are no outstanding debt securities, notes, credit agreements, credit facilities or other agreements, documents or instruments evidencing indebtedness of any of the PAPI Parties or their Subsidiaries or by which any of them is or may become bound which are required to be disclosed in any SEC Report (as defined below) but not so disclosed in the SEC Reports, (iv) there are no agreements or arrangements under which any of the PAPI Parties or their Subsidiaries is obligated to register the sale of any of their securities under the Securities Act; (v) there are no outstanding securities or instruments of any of the PAPI Parties or their Subsidiaries which contain any redemption or similar provisions, and there are no contracts, commitments, understandings or arrangements by which any of them is or may become bound to redeem a security of any of the PAPI Parties or their Subsidiaries; (vi) there are no securities or instruments containing anti-dilution or similar provisions that will be triggered by the issuance or reservation of the Consideration Shares; (vii) PAPI does not have any stock appreciation rights or “phantom stock” plans or agreements or any similar plan or agreement; (viii) none of the PAPI Parties or their Subsidiaries have any liabilities or obligations required to be disclosed in the SEC Reports but not so disclosed in the SEC Reports, other than those incurred in the ordinary course of the their respective businesses and which, individually or in the aggregate, do not or would not have a PAPI Material Adverse Effect; and (ix) there are no financing statements securing obligations in any material amounts, either singly or in the aggregate, filed in connection with any of the PAPI Parties or their Subsidiaries.  PAPI has filed in its SEC Reports with the SEC true, correct and complete copies of its Certificate of Incorporation and its Bylaws, both as amended and as in effect on the date hereof, and the form of all securities convertible into, or exercisable or exchangeable for, shares of Common Stock.

(b)           Effect of Consideration Shares.  The Consideration Shares shall equal 62.74% of PAPI’s issued and outstanding Common Stock after giving effect to the consummation of the Transactions and the Financing, excluding shares issued in the Excluded Transaction.

Section 5.7                      Shares Validly Issued.  When issued in compliance with the provisions of this Agreement, the Consideration Shares will be validly issued, fully paid and nonassessable, and will be free of any liens or encumbrances; provided, however, that the Consideration Shares may be subject to restrictions on transfer under state and/or federal securities laws as set forth herein or as otherwise required by such laws.

Section 5.8                      Litigation.  As of the date of this Agreement, there is no private or governmental Action pending or threatened in writing against any of the PAPI Parties or their respective Subsidiaries, or, to the PAPI Parties’ Knowledge, any of their respective executive officers or directors (in their capacities as such) or any of their respective properties before or by any Governmental Authority.  As of the date of this Agreement, there is no Judgment imposed upon any of the PAPI Parties or their respective Subsidiaries or any of their respective properties, that would prevent, enjoin, alter or materially delay any of the Transactions contemplated by this Agreement.  Neither the PAPI Parties, nor any director or executive officer of any of them (in his or her capacity as such), is or has been the subject of any Action involving a material claim or material violation of or material liability under the securities laws of any Governmental Authority or a material claim of breach of fiduciary duty.

Section 5.9                      Consents and Approvals. Except as disclosed on Schedule 5.9 of the PAPI Disclosure Schedule, no Consent to which any of the PAPI Parties or any of their respective Subsidiaries are subject is required to be obtained or made by or with respect to any of the PAPI Parties or any of their respective Subsidiaries, in connection with the execution, delivery and performance of this Agreement or the consummation of the Transactions, except for (a) such Consents as may be required under applicable state securities laws and the securities laws of any foreign country; and (b) such other Consents which, if not obtained or made, would not have a PAPI Material Adverse Effect and would not prevent or materially alter or delay any of the Transactions.

Section 5.10                      Brokers; Schedule of Fees and Expenses. There are no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with this Agreement or the Transactions based upon arrangements made by or on behalf of PAPI Parties.

Section 5.11                      Financial Statements; Undisclosed Liabilities.

(a)           The SEC Reports contain true and complete copies of the combined financial statements of PAPI consisting of (i) audited combined balance sheets of PAPI as of December 31, 2007 and 2008, and the related audited combined statements of income and stockholder’s equity and cash flows for the years then ended (including the notes or other supplementary information thereto) (collectively, the “Year-End Financial Statements”) and (ii) an unaudited balance sheet of PAPI as of September 30, 2009 (the “Latest Balance Sheet”), and the related unaudited combined statements of income and stockholders’ equity and cash flows for the nine-month period then ended (the “Interim Financial Statements,” and, collectively with the Year-End Financial Statements, the “Financial Statements”).

(b)           Each of the Financial Statements (including the notes or other supplementary information thereto) (i) has been prepared in accordance with GAAP applied on a consistent basis throughout the periods involved and (ii) present fairly, in all material respects, the financial position of PAPI as of the respective dates thereof and the results of each such entity’s operations and cash flows for the periods indicated, subject, however, in the case of the Interim Financial Statements, to normal year-end audit adjustments and to the absence of notes and other textual disclosure required by GAAP.  The books and records of PAPI have been and are being maintained in all material respects in accordance with applicable legal and accounting requirements to permit preparation of the financial statements in accordance with GAAP and to maintain asset accountability.

(c)           No PAPI Party has any liability (and, to the PAPI Parties’ Knowledge,  there is no reasonable basis for any action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand against a PAPI Party or any of their respective Subsidiaries giving rise to any liability), other than (i) liabilities reserved or disclosed on the face of the Latest Balance Sheet, (ii) liabilities which have arisen after the date of Latest Balance Sheet in the ordinary course of business of the PAPI (none of which results from, arises out of, relates to, is in the nature of or was caused by any breach of contract, breach of warranty, tort, infringement or violation of Laws), (iii) liabilities which have been discharged or paid in full after the date of the Latest Balance Sheet in the ordinary course of business of PAPI (none of which results from, arises out of, relates to, is in the nature of or was caused by any breach of contract, breach of warranty, tort, infringement or violation of Laws) or (iv) liabilities that are obligations to perform pursuant to the terms of any Contract binding on the PAPI Parties or any of their respective Subsidiaries.

Section 5.12                      Absence of Certain Changes or Events.  Except as set forth in the SEC Reports or on Schedule 5.12, since December 31, 2008, PAPI has conducted its businesses only in the ordinary course and in a manner consistent with past practice and there has not been:

(a)           any PAPI Material Adverse Effect;

(b)           any damage, destruction or loss (whether or not covered by insurance) with respect to a PAPI Party or any of their respective Subsidiaries, having a replacement cost of more than $50,000 for any single loss or $200,000 for all such losses;

(c)           except as required by changes in GAAP or any Law regarding Taxes, any material change by a PAPI Party or any of their respective Subsidiaries in their accounting or Tax reporting methods, principles or practices;

(d)           any declaration, setting aside or payment of any dividends on or dividends in respect of any Equity Interests of a PAPI Party;

(e)           any (A) issuance of any Equity Interests in a PAPI Party or any of their respective Subsidiaries, (B) redemption, purchase or other acquisition by a PAPI Party or any of their respective Subsidiaries of any Equity Interests of a PAPI Party or any of their respective Subsidiaries or (C) any split, combination or reclassification of any Equity Interests of a PAPI Party or any of their respective Subsidiaries;

(f)           any entry into, or amendment of, any employment, consulting, severance, change in control or indemnification agreement or any agreement with respect to any retention bonus with any employee of a PAPI Party or any of their respective Subsidiaries or any other Person, or any incurrence of, entry into or amendment of any collective bargaining agreement or obligation to any labor organization;

(g)           any increase or acceleration of the benefits under, or the establishment or amendment of, any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, option (including the granting of equity options, equity appreciation rights, performance awards or restricted equity awards), equity purchase or other employee benefit plan, or any increase in the compensation payable or to become payable to partners, members, directors, officers, employees or contractors of a PAPI Party or any of their respective Subsidiaries, except for (A) increases in salaries or wages payable or to become payable in the ordinary course of business and consistent with past practice;

(h)           any making by a PAPI Party or any of their respective Subsidiaries of any material election relating to Taxes, the rescission by a PAPI Party or any of their respective Subsidiaries of any material election relating to Taxes or the settlement or compromise of any material claim relating to Taxes;

(i)           any entry by a PAPI Party or any of their respective Subsidiaries into any commitment, arrangement or transaction with any director, officer, member, partner or holder of any Equity Interest in a PAPI Party or any of their respective Subsidiaries;

(j)           any revaluation by a PAPI Party or any of their respective Subsidiaries of any of its assets or properties, including the writing down of the value of inventory or the writing down or off of notes or accounts receivable, other than in the ordinary course of business and consistent with past practices;

(k)           any material acquisition of any assets, business or Person (other than the purchase of assets from suppliers or vendors in the ordinary course of business consistent with past practice);

(l)           any sale, transfer, lease, exchange or other disposition of any material assets or properties owned or leased by a PAPI Party or any of their respective Subsidiaries (other than in the ordinary course of business consistent with past practice);

(m)           any pending order for, any capital expenditures, or capital additions or betterments made by or on behalf of a PAPI Party or any of their respective Subsidiaries in excess of $100,000 in the aggregate;

(n)           any waiver, release, discharge, transfer or cancellation by a PAPI Party or any of their respective Subsidiaries of any debt or claim or the amendment, cancellation, termination, relinquishment, waiver or release of any Contract or right, other than such actions in the ordinary course of business consistent with past practice and, in the aggregate, not material to a PAPI Party and their respective Subsidiaries;

(o)           any commencement or settlement of any material legal actions, suits or other legal proceedings;

(p)           the creation of any Lien, other than Permitted Liens, on any assets or properties owned or leased by a PAPI Party or any of their respective Subsidiaries;

(q)           any discharge or satisfaction of any Lien, or payment of any obligation or liability (fixed or contingent), except as is in the ordinary course of business consistent with past practice and not material to a PAPI Party or any of their respective Subsidiaries;

(r)           any entry by a PAPI Party or any of their respective Subsidiaries into any commitment, arrangement or transaction material to the PAPI Parties and their respective Subsidiaries, taken as a whole;

(s)           any material increase (including by way of guaranteeing or assuming the obligations of third Persons to repay indebtedness for borrowed money) in the PAPI Parties indebtedness for borrowed money;

(t)           any failure by the PAPI Parties or any of their respective Subsidiaries to pay trade accounts payable or any other liability of a PAPI Party or any of their respective Subsidiaries when due (other than trade accounts payable that are subject to dispute in the ordinary course of business and are, individually and in the aggregate, not material to the PAPI Parties and their respective Subsidiaries);

(u)           any loan to or from any PAPI Party to or from any partner, member, director, officer, employee or contractor of such PAPI Party; or

(v)           any Contract to do any of the foregoing, except as expressly permitted by this Agreement.

Section 5.13                      Foreign Corrupt Practices.  Neither the PAPI Parties and their respective Subsidiaries, nor to the PAPI Parties’ Knowledge, any of their respective Representatives, has, in the course of its actions for, or on behalf of, the PAPI Parties or their respective Subsidiaries, directly or indirectly, (a) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity; (b) made any direct or indirect unlawful payment to any Governmental Authority or any foreign or domestic government official or employee from corporate funds; (c) violated or is in violation of any provision of the FCPA; or (d) made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment in connection with the operations of PAPI Parties or any of their respective Subsidiaries to any foreign or domestic government official or employee, except, in the case of clauses (a) and (b) above, any such items that, individually or in the aggregate, have not had and would not reasonably be expected to have a PAPI Material Adverse Effect.

Section 5.14                      Money Laundering Laws.  To the PAPI Parties’ Knowledge, none of the PAPI Parties or their respective Subsidiaries has violated any Money Laundering Laws, and no proceeding involving any PAPI Parties or any of their respective Subsidiaries with respect to the Money Laundering Laws is pending or, to the Knowledge of the officers of the PAPI Parties, is threatened.

Section 5.15                      OFAC.  None of the PAPI Parties or their respective Subsidiaries, any director or officer of the PAPI Parties, or, to the PAPI Parties’ Knowledge, any agent, employee, affiliate or Person acting on behalf of the PAPI Parties is currently identified on the specially designated nationals or other blocked person list or otherwise currently subject to any U.S. sanctions administered by OFAC; and none of the PAPI Parties nor any of their respective Subsidiaries have, directly or indirectly, used any funds, or loaned, contributed or otherwise made available such funds to any Subsidiary, joint venture partner or other Person, in connection with any sales or operations in Cuba, Iran, Syria, Sudan, Myanmar or any other country sanctioned by OFAC or for the purpose of financing the activities of any Person currently subject to, or otherwise in violation of, any U.S. sanctions administered by OFAC.

Section 5.16                      Environmental Matters.  Except as set forth on Schedule 5.16:

(a)           The PAPI Parties and their respective Subsidiaries and all associated operations are and, during the relevant time periods specified in all applicable statutes of limitations, have been in compliance with Environmental Laws in all material respects;

(b)           The PAPI Parties and their respective Subsidiaries all Environmental Authorizations required for their operations as presently conducted, all such Environmental

Authorizations are in the name of the proper entity and in full force and effect, and the PAPI Parties are in compliance in all material respects with such Environmental Authorizations;

(c)           The PAPI Parties and their respective Subsidiaries are not subject to any pending or, to the PAPI Parties’ Knowledge, threatened Action pursuant to Environmental Laws, nor has any PAPI Party received any written notice of violation, noncompliance, or enforcement or any written notice of investigation or remediation from any Governmental Authority pursuant to Environmental Laws;

(d)           There has been no Release of Hazardous Materials at, on, under or from the assets or in connection with the operations of the PAPI Parties in violation of any Environmental Laws or in a manner that could give rise to any Environmental Liabilities or any other remedial or corrective action obligations pursuant to Environmental Laws;

(e)           To the PAPI Parties’ Knowledge and their respective Subsidiaries, there has been no exposure of any Person or property to any Hazardous Materials in connection with the Acquired Assets or the operations of the PAPI Parties that could reasonably be expected to form the basis for any Environmental Liabilities or any Action for other Damages or compensation; and

(f)           The PAPI Parties and their respective Subsidiaries have made available for inspection complete and correct copies of all environmental assessment and audit reports and studies and all correspondence addressing environmental obligations relating to the PAPI Parties  that are in the possession or control of the PAPI Parties.

(g)           Notwithstanding any other provision of this Agreement, the representations and warranties made in this Section 5.16 are the sole and exclusive representations and warranties made in this Agreement by the PAPI Parties with respect to environmental matters.

Section 5.17                      Taxes. Each of the PAPI Parties and their Subsidiaries have timely, or have caused to be timely filed on their behalf, all Tax Returns required by any law or regulation to be filed by or with respect to it, either separately or as a member of group of corporations, pursuant to applicable Legal Requirements. All Tax Returns filed by (or that include on a consolidated basis) any of the PAPI Parties and their Subsidiaries were (and, as to a Tax Return not filed as of the date hereof, will be) in all respects true, complete and accurate, except to the extent any failure to file or any inaccuracies in any filed Tax returns, individually or in the aggregate, have not and would not reasonably be expected to have a PAPI Material Adverse Effect. There are no unpaid Taxes claimed to be due by any Governmental Authority in charge of taxation of any jurisdiction, nor any claim for additional Taxes for any period for which Tax Returns have been filed, except to the extent any failure to file or any inaccuracies in any filed Tax returns, individually or in the aggregate, have not and would not reasonably be expected to have a PAPI Material Adverse Effect.  Each of the PAPI Parties and their Subsidiaries has set aside on its books provision reasonably adequate for the payment of all taxes for periods subsequent to the periods to which such returns, reports or declarations apply.  Any deficiencies proposed as a result of any governmental audits or such Tax Returns have been paid or settled, and there are no present disputes as to such Taxes payable by any of the PAPI Parties or their

Subsidiaries. There are no tax liens against any property for assets of the PAPI Parties or their Subsidiaries and, to the PAPI Parties’ Knowledge, there is no basis for any such lien.

Section 5.18                      Title.  Each of PAPI and its Subsidiaries has good and marketable title to all real property and good and marketable title to all personal property owned by them which is material to their respective businesses, in each case free and clear of all liens, encumbrances and defects except (i) such as are described in Schedule 5.18 of the PAPI Disclosure Schedule, or (ii) such as do not materially affect the value of such property and do not interfere with the use made and proposed to be made of such property by any of them.  Any real property (including mineral, mining or similar rights) and facilities held under lease by PAPI or any of its Subsidiaries are held by them under valid, subsisting and enforceable leases with such exceptions as are not material and do not interfere with the use made and proposed to be made of such property and buildings by any of them.

Section 5.19                      Accounts Receivable.  Except as set forth on Schedule 5.19, all accounts receivable reflected on the Latest Balance Sheet or accrued after the date thereof and existing as of the Closing are due and valid claims against account debtors for goods or services delivered or rendered, collectible and subject to no defenses, offsets or counterclaims, except to the extent reserved against on the Latest Balance Sheet, as would be adjusted for operations and transactions during the period after the date of the Latest Balance Sheet through the Closing Date in accordance with the past custom and practice of the PAPI.  PAPI good and valid title to such accounts receivable free and clear of all Liens except Permitted Liens. No PAPI Party has any obligation pursuant to any rule or regulation of any Governmental Authority (whether in bankruptcy or insolvency proceedings or otherwise) to repay, return, refund or forfeit any accounts receivable previously collected.  All accounts receivable of PAPI reflected on the Latest Balance Sheet or accrued after the date thereof arose in the ordinary course of business.  None of the obligors of such receivables have refused or given written notice that it refuses to pay the full amount thereof and none of the obligors of such accounts receivable is an affiliate of any PAPI Party or, to the PAPI Parties’ Knowledge, is involved in a bankruptcy or insolvency proceeding.  Except as set forth in Schedule 5.19, no accounts receivable are subject to prior assignment or Lien. Except as reflected on the Latest Balance Sheet as would be adjusted for operations and transactions during the period after the date of the Latest Balance Sheet through the Closing Date in accordance with the past custom and practice of PAPI, no PAPI Party has incurred any liabilities to customers for discounts, returns, promotional allowances or otherwise.

Section 5.20                      SEC Reports.  The Company has filed all reports, schedules, forms, statements and other documents required to be filed by it under the Securities Act and the Exchange Act, including pursuant to Section 13(a) or 15(d) thereof (the foregoing materials including all exhibits and schedules thereto, being collectively referred to herein as the “SEC Reports” and, together with the Schedules to this Agreement, and any other materials prepared by the Company and delivered to the CAMAC Parties in writing, the “Disclosure Materials”).  The Company has delivered to the CAMAC Parties or their representatives, true, correct and complete copies of the SEC Reports not available on the EDGAR system.  As of their respective dates, the SEC Reports complied in all material respects with the requirements of the Securities Act and the Exchange Act and the rules and regulations of the Commission promulgated thereunder, none of the SEC Reports or the other Disclosure Materials, when filed or prepared, as applicable, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

Section 5.21                      Investment Company.  None of the PAPI Parties, nor any of their subsidiaries, is, and after giving effect to this Agreement, the Transaction Documents, and the transactions contemplated hereby and thereby, none of them will be, (i) an “investment company” within the meaning of such term under the Investment Company Act of 1940, as amended (the “Investment Company Act”), and the rules and regulations of the SEC thereunder or (ii) a “business development company” (as defined in Section 2(a)(48) of the Investment Company Act).

ARTICLE VI

Covenants of the CAMAC Parties

Section 6.1                      General Conduct of Business.  During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Closing Date, each of the CAMAC Parties agree, unless consented to in writing by the PAPI Parties, it will (x) operate its business with respect to the Contract Rights and the Oyo Related Agreements in the usual and ordinary course consistent with past practices and (y) with respect to the Contract Rights and the Oyo Related Agreements, preserve substantially intact its business organization, maintain its rights and franchises and maintain its relationships and goodwill with its suppliers, customers, distributors, licensors, licensees and other Persons doing business with it.  Without limiting the generality of the foregoing, except as otherwise consented to in writing by the PAPI Parties, from the date of this Agreement until the earlier of the Closing or the termination of this Agreement, the CAMAC Parties will not, and will prevent their respective Subsidiaries from doing any of the following:

(a)           sell, transfer, lease, exchange or otherwise dispose of, whether by merging, consolidating or in any other manner, or grant any Lien with respect to the Contract Rights or the Oyo Field;

(b)           incur, create, assume, guarantee or otherwise become liable for any obligation for borrowed money, purchase money indebtedness or any obligation of any other Person, that is secured by the Contract Rights or the Oyo Field;

(c)           take or cause to be taken any action (including inaction) that could reasonably be expected to delay or adversely affect the consummation of the transactions contemplated hereby or that could reasonably be expected to result in any of the representations and warranties contained in Article IV becoming untrue or inaccurate in any material respect; or

(d)           agree in writing or otherwise to do any of the foregoing.

Section 6.2                      Notice of CAMAC Material Adverse Effect.  Each of the CAMAC Parties agree to promptly notify the PAPI Parties of any material event or occurrence not in the ordinary course of its business that would have or reasonably be expected to have a CAMAC Material Adverse Effect, including but not limited to: (i) any written notice of Default or termination received or given by any of the CAMAC Parties with respect to any of the Oyo Related

Agreements, Oyo Debt Documents or the Oyo Field; (ii) any written notice of any pending or threatened claim, demand, action, suit, inquiry or proceeding relating to any of the Oyo Related Agreements, Oyo Debt Documents or the Oyo Field; (iii) any material damage, destruction or loss to all or any part of the Oyo Field or any assets used in connection with the Oyo Field or any of the Oyo Related Agreements or (iv) any event or condition occurring or arising on or after the date hereof that (A) would render unenforceable, the PAPI Parties’ rights under this Agreement, or, after giving effect to this Agreement, under any of the Oyo Related Agreements or (B) would require any amendment or supplement to the Proxy Statement (as defined below).

Section 6.3                      Consultation; Compliance.  The CAMAC Parties agree to (i) consult with the PAPI Parties before voting on material decisions under any of the Oyo Related Agreements; (ii) continue to pay all amounts due and owing under each of the Oyo Related Agreements; and (iii) comply in all material respects with all covenants, agreements and other provisions of each of the Oyo Related Agreements required to be complied with by the CAMAC Parties.

Section 6.4                      PAPI Consent Required.  Without limiting the generality of the forgoing, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Closing Date, except as listed on Schedule 6.4 of the CAMAC Disclosure Schedule or as otherwise expressly permitted by or provided for in this Agreement, none of the CAMAC Parties shall do, allow, cause or permit any of the following actions to occur with respect to any of the Contract Rights without the prior written consent of the PAPI Parties, which shall not be unreasonably delayed or withheld:

(a)           Material Contracts.  Except as set forth in Schedule 6.4(a), enter into any new material contract relating to the PSC or the Oyo Field, or violate, amend or otherwise materially modify or waive any of the terms of any existing Oyo Related Agreement or waive or fail to enforce any material right thereunder, other than (x) in the ordinary course of business consistent with past practice or (y) upon prior consultation with, and prior written consent of the PAPI Parties;

(b)           Dispositions.  Sell, lease, license or otherwise dispose of or encumber all or part of the Contract Rights, except in the ordinary course of business consistent with past practice;

(c)           Litigation.  Compromise or settle any material litigation or arbitration proceedings related to the PSC or the Oyo Field; or

(d)           Capital Commitments.  Enter into any capital commitment in excess of $100,000 relating to the Oyo Field.

Section 6.5                      Related Tax.  From the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Closing Date, each of the CAMAC Parties, consistent with past practice, shall (i) duly and timely file all Tax Returns and other documents, with respect to the Oyo Related Agreements or the Oyo Field, required to be filed by it with applicable Governmental Authorities, the failure to file of which could have a CAMAC Material Adverse Effect, subject to extensions permitted by law and properly granted by the appropriate authority; and (ii) pay all Taxes shown as due  on such Tax Returns (subject to good faith disputes over such Taxes). The CAMAC Parties shall be jointly and severally responsible for any and all sales or other transaction taxes, duties and other similar charges payable in connection with the sale and transfer of the interest in the Contract Rights.

Section 6.6 Access to Information.  Except as required pursuant to any confidentiality agreement or similar agreement or arrangement to which any CAMAC Party is subject, between the date of this Agreement and the Closing Date, subject to the PAPI Parties’ undertaking to use commercially reasonable efforts to keep confidential and protect the Intellectual Property of CAMAC Parties against any disclosure, the CAMAC Parties will permit the PAPI Parties and its Representatives reasonable access at dates and times agreed upon by the applicable CAMAC Party and the PAPI Parties, to all of their books and records and other data with respect to the Oyo Related Agreements and the Oyo Field, including, but not limited to, exploration operations, oil screening assessments and drilling and reconnaissance programs, which the PAPI Parties determine are necessary for the preparation and amendment of the Proxy Statement and such other filings or submissions required by SEC rules and regulations as are necessary to consummate the Transactions and as are necessary to respond to requests of the SEC’s staff, the PAPI Parties’ accountants and relevant Governmental Authorities.

Notwithstanding anything to the contrary contained herein, the failure to use commercially reasonable efforts to protect against any disclosure of any Intellectual Property of the CAMAC Parties by any PAPI Party or its Representatives in violation of this Section, shall constitute a breach of a covenant in a material respect pursuant to Section 11.1(c) hereof; provided, however, that the PAPI Parties may make a disclosure otherwise prohibited by this Section if required by applicable Law or regulation or regulatory, administrative or legal process (including, without limitation, by oral questions, interrogatories, requests for information, subpoena of documents, civil investigative demand or similar process) or the rules and regulations of the SEC or any stock exchange having jurisdiction over the PAPI Parties.  In the event that any PAPI Party or any of its Representatives is requested or required to disclose any Intellectual Property of the CAMAC Parties as provided in the proviso in the immediately preceding sentence, such PAPI Party shall provide the CAMAC Parties with prompt written notice of any such request or requirement so that the CAMAC Parties may seek a protective order or other appropriate remedy.  If any or all seismic data or other information obtained by any of the CAMAC Parties in connection with the Oyo Field or the Oyo Related Agreements from a third party is subject to restrictions on disclosure, the CAMAC Parties shall use commercially reasonable efforts to enter into an agreement with such third party allowing disclosure of such data to the PAPI Parties.

Section 6.7                      Exclusivity; No Other Negotiations.

(a)           None of the CAMAC Parties shall take (or authorize or permit any investment banker, financial advisor, attorney, accountant or other Person retained by or acting for or on behalf of any of the CAMAC Parties to take) directly or indirectly, any action to initiate, assist, solicit, negotiate, or encourage any offer, inquiry or proposal from any Person other than the PAPI Parties: (i) relating to the acquisition of the Oyo Field, or any interest thereon, or any interest in and to the Contract Rights (including any acquisition structured as a merger, consolidation, share exchange or other business combination) (an “Acquisition Proposal”); (ii) to reach any agreement or understanding (whether or not such agreement or understanding is absolute, revocable, contingent or conditional) for, or otherwise attempt to consummate, any Acquisition Proposal with any of the CAMAC Parties; (iii) to participate in discussions or negotiations with or to furnish or cause to be furnished any information with respect to the CAMAC Parties  or afford access to such assets and properties or books and records of any of the CAMAC Parties to any Person who any of the CAMAC Parties (or any such Person acting for or on their behalf) knows or has reason to believe is in the process of considering any Acquisition Proposal relating to any of the CAMAC Parties; (iv) to participate in any discussions or negotiations regarding, furnish any material non-public information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any Person to do or seek any of the foregoing, or (v) to take any other action that is inconsistent with the Transactions and that has the effect of avoiding the Closing contemplated hereby.

(b)           The CAMAC Parties will immediately cease any and all existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the actions set forth in Section 6.7(a) above, if applicable. The CAMAC Parties will promptly (i) notify the PAPI Parties if any of the CAMAC Parties receives any proposal or inquiry or request for information in connection with an Acquisition Proposal, and (ii) notify the PAPI Parties of the significant terms and conditions of any such Acquisition Proposal including the identity of the Party making an Acquisition Proposal.

(c)           Notwithstanding the other provisions of this Section 6.7, from and after, March 31, 2010,  the CAMAC Parties may engage in the activities described in Section 6.7(a) with respect to an Acquisition Proposal; provided, that any definitive agreement entered into by a CAMAC Party relating to an Acquisition Proposal must provide that the closing of any Acquisition Proposal be conditioned on the prior termination of this Agreement in accordance with its terms and include a provision which provides that such agreement will automatically terminate upon the Closing of the Transactions.  The CAMAC Parties will promptly notify the PAPI Parties of the entry into any such definitive agreement.

Section 6.8                      Fulfillment of Conditions.  The CAMAC Parties shall use their commercially reasonable efforts to fulfill the conditions specified in Article IX hereof, to the extent that the fulfillment of such conditions is within their control. The foregoing obligation includes (a) good faith negotiation, the execution and delivery of documents necessary or desirable to consummate the Transactions contemplated hereby, (b) participate in meetings at mutually agreed to times and places, in connection with the Financing, and (c) taking or refraining from such actions as may be necessary to fulfill such conditions (including using their commercially reasonable efforts to conduct their business in such manner that on the Closing Date the representations and warranties of the each of the CAMAC Parties contained herein shall be accurate as though then made, except as contemplated by the terms hereof).

Section 6.9                      Regulatory and Other Authorizations; Notices and Consents.  The CAMAC Parties shall use their commercially reasonable efforts to obtain all material Consents that may be or become necessary for their execution and delivery of, and the performance of their obligations pursuant to, this Agreement and the Transaction Documents and will cooperate with the PAPI Parties in promptly seeking to obtain all such Consents.  Each of the CAMAC Parties shall give promptly such notices to third parties and use its or their commercially reasonable efforts to obtain such Consents as are required to consummate the Transactions (and in such regard use commercially reasonable efforts to cause the relevant Government Authorities to permit the PAPI Parties and/or its counsel to participate in the conversation and correspondence with such Government Authorities together with the PAPI Parties’ counsel); provided, however, that the PAPI Parties shall have no obligation to give any guarantee or other consideration of any nature in connection with any such notice, consent or estoppel certificate or to consent to any change in the terms of any agreement or arrangement which could reasonably be expected to result in a PAPI Material Adverse Effect.

Section 6.10                      Proxy Statement.  Each of the CAMAC Parties shall direct that its counsel and auditors cooperate with the PAPI Parties’ counsel in the preparation of the Proxy Statement.  None of the information supplied or to be supplied by or on behalf of the CAMAC Parties for inclusion or incorporation by reference in the Proxy Statement will, at the time the Proxy Statement is filed with the SEC contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. The CAMAC Parties shall promptly notify the PAPI Parties if any information is discovered or any event occurs with respect to any of the CAMAC Parties, or any change occurs with respect to information provided by the CAMAC Parties and included in the Proxy Statement, which information is required to be described in an amendment of, or a supplement to, the Proxy Statement to avoid a misstatement of a material fact or render the filed disclosures to be misleading.

Section 6.11                      Certain PSC and Oyo Field Covenants.  Each of the CAMAC Parties hereby agrees that: (a) it shall not engage in any conduct or activity that could result in the revocation, suspension or termination of any of the Oyo Related Agreements; and (b) it shall take all such actions as are reasonably necessary and appropriate to (1) comply with applicable obligations under the Oyo Related Agreements and (2) maintain the effectiveness and validity of the Oyo Related Agreements during the terms thereof.  In the event that the PSC is terminated by any party after the Closing Date, Allied shall be obligated to fulfill the obligations of NAE under the PSC and shall obtain such instruments, assignments, certificates, notices, statements, consents, agreements, deeds, papers and documents, as necessary to give PAPI Newco the same rights and obligations with respect to the Oyo Field as previously afforded under the Contract Rights.

ARTICLE VII

Covenants of the PAPI Parties

Section 7.1                      Conduct of Business.  PAPI hereby covenant and agree that, until the earlier of the Closing or the termination of this Agreement, unless consented to in writing by the CAMAC Parties, it will (x) operate its business in the usual and ordinary course consistent with past practices and (y) preserve substantially intact its business organization, maintain its rights and franchises, retain the services of its respective officers and key employees and consultants and maintain its relationships and goodwill with its suppliers, customers, distributors, licensors, licensees and other Persons doing business with it.  Without limiting the generality of the foregoing, except as otherwise consented to in writing by the CAMAC Parties, from the date of this Agreement until the earlier of the Closing or the termination of this Agreement, the PAPI Parties will not, and will prevent their respective Subsidiaries from doing any of the following:

(a)           (i) increase the compensation payable to or to become payable to or grant any bonuses (except with respect to such annual compensation increases and bonuses that are consistent with past practices) to any present or former director, officer, employee or consultant of a PAPI Party of any of their respective Subsidiaries; (ii) grant any severance or termination pay (unless required pursuant to any existing agreement); (iii) enter into or amend any employment, consulting, severance or termination agreement or other similar Contract with any present or former partner, member, director, officer, employee or consultant of a PAPI Party of any of their respective Subsidiaries; (iv) establish, adopt, enter into or amend any employee benefit plan or arrangement in any material respect; (v) amend, or take any other actions to increase the amount of, or accelerate the payment or vesting of, any benefit or amount under any benefit plan or any of the Contracts described in Section 7.1; or (vi) make any loan to any present or former partner, member, director, officer, employee or consultant of a PAPI Party of any of their respective Subsidiaries; except in each case (A) as required by any Contract, Plan or other legal obligation of a PAPI Party of any of their respective Subsidiaries existing on the date of this Agreement or (B) as required by applicable Law;

(b)           declare, set aside or pay any dividend on, or make any other distributions in respect of, any outstanding Equity Interests of a PAPI Party of any of their respective Subsidiaries;

(c)           (i) directly or indirectly redeem, purchase or otherwise acquire, or offer to redeem, purchase or otherwise acquire, any outstanding Equity Interests of a PAPI Party of any of their respective Subsidiaries; (ii) effect any reorganization or recapitalization; or (iii) split, combine or reclassify any of the Equity Interests of a PAPI Party of any of their respective Subsidiaries or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for, such Equity Interests, except, in each case, as may be required by applicable Laws;

(d)           other than in connection with the Financing and the Excluded Transactions, offer, issue, deliver, grant or sell, or authorize or propose the offering, issuance, delivery, grant or sale (including the grant of any Liens or limitations in voting rights) of, (i) any Equity Interests of a PAPI Party of any of their respective Subsidiaries or (ii) any securities convertible into or exchangeable for, or any rights, warrants or options to acquire any such Equity Interests, except, in each case, as may be required by applicable Laws;

(e)           (i) merge, consolidate, combine or amalgamate with any Person or completely or partially dissolve or liquidate; (ii) acquire or agree to acquire, by merging or consolidating with, purchasing Equity Interests of, or purchasing all or a portion of the assets of, or in any other manner, any business or any Person or otherwise acquire or agree to acquire any assets of any other Person (other than the purchase of assets from suppliers or vendors in the ordinary course of business consistent with past practice); or (iii) make any loans, advances or capital contributions to, or investments in, any Person except for loans, advances and capital contributions (A) to any wholly owned Subsidiary of a PAPI Party or (B) pursuant to and in accordance with the terms of any legal obligation existing as of the date of this Agreement, except, in each case, as may be required by applicable Laws;

(f)           sell, transfer, lease, exchange or otherwise dispose of, whether by merging, consolidating or in any other manner, or grant any Lien with respect to any properties or assets of a PAPI Party of any of their respective Subsidiaries, except for sales of (i) inventories and assets in the ordinary course of business consistent with past practice and (ii) worn out or obsolete property in the ordinary course of business consistent with past practice, except, in each case, as may be required by applicable Laws;

(g)           (i) transfer, assign, pledge, convey or grant any ownership interest or any exclusive license or rights to any Intellectual Property; (ii) grant any material nonexclusive licenses to any Intellectual Property except those in the ordinary course of business consistent with past practice; (iii) take any Action that would, or fail to take any Action the failure of which would, directly or indirectly, cause any of the Intellectual Property to enter the public domain or otherwise adversely affect the Intellectual Property, or its validity or enforceability; (iv) license to any Person, or otherwise extend, amend or modify any Person’s rights to, any of the Intellectual Property, other than in the ordinary course of business consistent with past practice, except, in each case, as may be required by applicable Laws;

(h)           adopt or propose any amendments to any PAPI Constituent Instrument;

(i)           (i) change any PAPI Party’s methods of accounting in effect at December 31, 2008, except to the extent required to comply with GAAP; (ii) make or rescind any election relating to Taxes; (iii) settle or compromise any claim, Action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes; or (iv) change any of the PAPI Party’s methods of reporting income or deductions for income tax purposes from those employed in the preparation of the income tax returns for the taxable year ending December 31, 2008, except, in each case, as may be required by applicable Laws;

(j)           incur, create, assume, guarantee or otherwise become liable for any obligation for borrowed money, purchase money indebtedness or any obligation of any other Person, whether or not evidenced by a note, bond, debenture, guarantee, indemnity or similar Contract, except for (i) trade payables incurred in the ordinary course of business consistent with past practice; and (ii) indebtedness with any wholly owned Subsidiary of any PAPI Party;

(k)           make or commit to make any capital expenditures, or capital additions or betterments in excess of $100,000 in the aggregate, except for capital expenditures that have been approved by the management of the PAPI Parties prior to the date hereof and are set forth on Schedule 7.1(k);

(l)           pay, discharge, settle or satisfy any claims prior to the same being due in excess of $100,000 in the aggregate, other than pursuant to mandatory terms of any Contract as in effect on the date hereof;

(m)           (i) enter into, renew, modify, amend or terminate any Material Contract, or waive, delay the exercise of, release or assign any material rights or claims thereunder except in the ordinary course of business consistent with past practice or (ii) enter into or amend in any material manner any Contract with any former or present director, officer, employee or consultant of a PAPI Party of any of their respective Subsidiaries or with any affiliate of any of the foregoing Persons;

(n)           take or cause to be taken any action (including inaction) that could reasonably be expected to delay or adversely affect the consummation of the transactions contemplated hereby or that could reasonably be expected to result in any of the representations and warranties contained in Article V becoming untrue or inaccurate in any material respect;

(o)           enter into any new line of business; or

(p)           agree in writing or otherwise to do any of the foregoing.

Section 7.2                      Proxy Statement Filing and Special Meeting.  PAPI shall cause a meeting of its stockholders (the “Stockholders’ Meeting”) to be duly called and held as soon as reasonably practicable for the purpose of voting on the adoption and approval of, among others, this Agreement and the Transactions contemplated hereby and thereby.  The board of directors of PAPI shall recommend to its stockholders that they vote in favor of the adoption of such matters thereto.  In connection with the Stockholders’ Meeting, this Agreement and the consummation of the Transactions contemplated hereby, and in favor of the PAPI Parties (a) will use commercially reasonable efforts to file with the SEC as promptly as practicable the preliminary and definitive proxy statements pursuant to Section 14(a), Regulation 14A, and Schedule 14A under the Exchange Act (the definitive proxy statement is referred to herein as the “Proxy Statement”) and all other proxy materials for such meeting, (b) upon receipt of approval from the SEC, PAPI will mail to its stockholders the Proxy Statement and other proxy materials, (c) will use commercially reasonable efforts to obtain the necessary approvals by its stockholders of this Agreement and the Transactions contemplated hereby, and (d) will otherwise comply with all Legal Requirements applicable to the Stockholders’ Meeting.  At the time the Proxy Statement is mailed to Shareholders, the Proxy Statement will not contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading (other than with respect to information provided by the CAMAC Parties to PAPI specifically for inclusion in the Proxy Statement). The PAPI Parties shall promptly notify the CAMAC Parties if any information is discovered or any event occurs with respect to any of the PAPI Parties, or any change occurs with respect to information included in the Proxy Statement, other than information provided by the CAMAC Parties to PAPI specifically for inclusion in the Proxy Statement, which information is required to be described in an amendment of, or a supplement to, the Proxy Statement to avoid a misstatement of a material fact or render the filed disclosures to be misleading.  THE CAMAC PARTIES SHALL HAVE NO LIABILITY TO ANY PAPI PARTY OR ANY SHAREHOLDER OF PAPI UNDER THIS AGREEMENT, THE SECURITIES ACT OF 1933, THE SECURITIES EXCHANGE ACT OF 1934, OR ANY OTHER STATUTE OR LAW FOR ANY MISSTATEMENTS OR OMISSIONS IN THE PROXY STATEMENT, EXCEPT WITH RESPECT TO INFORMATION REGARDING THE CAMAC PARTIES’ BOARD REPRESENTATIVES (INCLUDING BIOGRAPHICAL INFORMATION) PROVIDED BY THE CAMAC PARTIES TO PAPI FOR INCLUSION THEREIN.

Section 7.3                      SEC Filings.  The PAPI Parties will timely provide to the CAMAC Parties all correspondence received from and to be sent to the SEC and will not file any amendment to the filings with the SEC without providing the CAMAC Parties the opportunity to review and comment on any responses to the SEC.  In addition, the PAPI Parties will use commercially reasonable efforts to cause the SEC to permit the CAMAC Parties and/or their counsel to participate in the SEC conversations on issues related to the PAPI Parties’ SEC filings together with the PAPI Parties counsel.

Section 7.4                      Notice of PAPI Material Adverse Effect.  From the date hereof through the Closing Date, the PAPI Parties shall give the CAMAC Parties prompt written notice of any event or development that occurs that (a) is of a nature that, individually or in the aggregate, would have or reasonably be expected to have a PAPI Material Adverse Effect, or (b) would require any amendment or supplement to the Proxy Statement.

Section 7.5                      CAMAC Consent Required. Without limiting the generality of the forgoing, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Closing Date, except as listed on Schedule 7.5 of the PAPI Disclosure Schedule or as otherwise expressly permitted by or provided for in this Agreement, none of the PAPI Parties shall do, allow, cause or permit any of the following actions to occur without the prior written consent of the CAMAC Parties, which consent shall not be unreasonably delayed or withheld:

(a)           Charter Documents.  Except as set forth on Schedule 7.5(a) of the PAPI Disclosure Schedule, none of the PAPI Parties nor any of its Subsidiaries shall adopt or propose any change in any of their respective Constituent Instruments except for such amendments required by any Legal Requirement or the rules and regulations of the SEC or NYSE Amex LLC or as are contemplated by this Agreement.

(b)           SEC Reports.  The PAPI Parties shall not fail to timely file or furnish to or with the SEC all SEC Reports, except those filings by affiliates of the PAPI Parties required under Section 13(d) or 16(a) of the Exchange Act which do not have a PAPI Material Adverse Effect.

(c)           Dividends; Changes in Capital Stock.  The PAPI Parties shall not declare or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any of its capital stock, or split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or repurchase or otherwise acquire, directly or indirectly, any shares of its capital stock nor shall any of the PAPI Parties enter into any agreement or arrangement to do any of the foregoing.

(d)           Taxes.  None of the PAPI Parties nor any of its Subsidiaries shall make or change any material election in respect of Taxes, adopt or change any accounting method in respect of Taxes, file any Tax Return or any amendment to a Tax Return, enter into any closing agreement, settle any claim or assessment in respect of Taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes.

(e)           Litigation. Compromise or settle any material litigation or arbitration proceedings.

(f)           Material Contracts.  Enter into any new material contract imposing a payment obligation of the PAPI Parties or any of their respective Subsidiaries in excess of $100,000, other than (x) in the ordinary course of business consistent with past practice or (y) upon prior consultation with, and prior written consent  of the CAMAC Parties.

Section 7.6                      Fulfillment of Conditions.  From the date hereof to the Closing Date, the PAPI Parties shall use its commercially reasonable efforts to fulfill the conditions specified in Article IX, to the extent that the fulfillment of such conditions is within its control. The foregoing obligation includes (a) the execution and delivery of documents necessary or desirable to consummate the Transactions, (b) engaging in a road show, at mutually agreed to times and places, in connection with the Financing and to seek the approval of the Transactions, and (c) taking or refraining from such actions as may be necessary to fulfill such conditions (including using its commercially reasonable efforts to conduct the business of the PAPI Parties and their respective Subsidiaries in such manner that on the Closing Date the representations and warranties of the PAPI Parties contained herein shall be accurate as though then made).

Section 7.7                      Regulatory and Other Authorizations; Notices and Consents. The PAPI Parties shall use its commercially reasonable efforts to obtain all authorizations, consents, orders and approvals of all Governmental Authorities and officials that may be or become necessary for their execution and delivery of, and the performance of their obligations pursuant to, this Agreement and the Transaction Documents to which they are a party.  The PAPI Parties shall cooperate and use commercially reasonable efforts to assist the CAMAC Parties in giving such notices and obtaining such Consents set forth in Section 6.9 of this Agreement (and in such regard use commercially reasonable efforts to cause the relevant Government Authorities to permit the CAMAC Parties and/or its counsel to participate in the conversation and correspondence with such Government Authorities together with the PAPI Parties’ counsel); provided, however, that the PAPI Parties shall have no obligation to give any guarantee or other consideration of any nature in connection with any such notice, consent or estoppel certificate or to consent to any change in the terms of any agreement or arrangement which could reasonably be expected to result in a PAPI Material Adverse Effect.

Section 7.8                      Exclusivity; No Other Negotiations.

(a)           The PAPI Parties shall not take (or authorize or permit any investment banker, financial advisor, attorney, accountant or other Person retained by or acting for or on behalf of the PAPI Parties to take) directly or indirectly, any action to initiate, assist, solicit, negotiate, or encourage any offer, inquiry or proposal from any Person: (i) relating to the acquisition by the PAPI Parties of that Person (regardless of the structure of any such acquisitions) or any affiliate of that Person, or (ii) take any other action that is inconsistent with the Transactions and that has the effect of avoiding the Closing contemplated hereby.

(b)           The PAPI Parties will immediately cease any and all existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the actions set forth in Section 7.8(a) above, if applicable.  The PAPI Parties will promptly (i) notify the CAMAC Parties if any of them receives any such proposal or inquiry or request for information in connection with such proposal and (ii) notify the CAMAC Parties of the significant terms and conditions of any such proposal including the identity of the party making the proposal.

(c)           Notwithstanding the other provisions of this Section 7.8, from and after March 31, 2010, the PAPI Parties may engage in the activities described in Section 7.8(a); provided, that any definitive agreement entered into by a the PAPI Parties Party relating to such activities must provide that the closing of any transaction of the type described in Section 7.8(a) be conditioned on the prior termination of this Agreement in accordance with its terms.  The PAPI Parties will promptly notify the CAMAC Parties of the entry into any such definitive agreement and will promptly provide to the CAMAC Parties a true copy of such agreement.

Section 7.9                      Related Tax. From the date hereof through the Closing Date, the PAPI Parties, consistent with past practice, shall (i) duly and timely file all Tax Returns and other documents required to be filed by it with applicable Governmental Authorities, the failure to file of which could have a PAPI Material Adverse Effect, subject to extensions permitted by law and properly granted by the appropriate authority; provided, that the PAPI Parties notify the CAMAC Parties that the PAPI Parties are availing themselves of such extensions, and (ii) pay all Taxes shown as due on such Tax Returns (subject to good faith disputes over such Taxes).

Section 7.10                      Valid Issuance of PAPI Shares.  At the Closing, the Consideration Shares to be issued to CEHL or its designees) hereunder will be duly authorized, validly issued, fully paid and nonassessable and, when issued and delivered in accordance with the terms hereof for the consideration provided for herein, will be validly issued and will constitute a valid, binding and enforceable obligation of PAPI in accordance with their terms and will have been issued in compliance with all applicable federal and state securities laws.

Section 7.11                      Oyo Agreements.  The PAPI Parties shall not engage in any conduct or activity that could result in the revocation, suspension or termination of any of the Oyo Related Agreements.

Section 7.12                      PAPI Newco.  PAPI shall form a wholly-owned subsidiary under the laws of the Federal Republic of Nigeria prior to the Closing.  Such subsidiary, which shall be entitled “CAMAC Energy Nigeria Limited” or a similar name, shall be the PAPI entity to which the Contract Rights shall be novated pursuant to this Agreement and is referred to herein as “PAPI Newco”.  Upon formation, PAPI Newco shall execute and deliver to the CAMAC Parties a letter agreement, in form and content reasonably satisfactory to the CAMAC Parties, whereby it will agree to the terms of this Agreement as if it were an original signatory hereof and shall be deemed to be a “PAPI Party,” as such term is defined herein.  If this Agreement is terminated pursuant to Article XI hereof, then unless otherwise agreed to by the Parties, the PAPI Parties shall within thirty (30) days (i) dissolve, or cause to be dissolved, PAPI Newco or (ii) change, or cause to be changed, the name of PAPI Newco to remove any and all references to any of the CAMAC Parties from the name of PAPI Newco.  This Section 7.12 shall survive any termination of this Agreement pursuant to Article XI hereof.

ARTICLE VIII

Additional Agreements and Covenants

Section 8.1                      Disclosure Schedules.  Each of Parties shall, as of the Closing Date, have the obligation to supplement or amend their respective Disclosure Schedules being delivered concurrently with the execution of this Agreement and annexes and exhibits hereto with respect to any matter hereafter arising or discovered which resulted in, or could reasonably be expected to result in a PAPI Material Adverse Effect or CAMAC Material Adverse Effect, as the case may be.  The obligations of the Parties to amend or supplement their respective Disclosure Schedules being delivered herewith shall terminate on the Closing Date. Notwithstanding any such amendment or supplementation, the representations and warranties of the Parties shall be made with reference to the Disclosure Schedules as they exist at the time of execution of this Agreement.

Section 8.2                      Confidentiality.  Between the date hereof and the Closing Date, each of the CAMAC Parties and the PAPI Parties shall hold and shall cause their respective Representatives to hold in strict confidence, unless compelled to disclose by judicial or administrative process or by other requirements of law or by the rules and regulations of, or pursuant to any agreement of a stock exchange or trading system, all documents and information concerning the other Party furnished to it by such other Party or its Representatives in connection with the Transactions, except to the extent that such information can be shown to have been (a) publicly available without the receiving Party’s breach of any obligation owed to the disclosing Party, (b) known to the receiving Party prior to the disclosing Party’s disclosure of such information; (c) known to the receiving Party from a source other than the disclosing Party other than by the breach of an obligation of confidentiality owed to disclosing Party; or (d) is independently developed by the receiving Party without reliance on the disclosing Party’s information. Each Party shall be deemed to have satisfied its obligations to hold confidential information concerning or supplied by the other Party in connection with the Transactions, if it exercises the same care as it takes to preserve confidentiality for its own similar information.  For the avoidance of doubt, any disclosure of information required to be included by PAPI in its filings with the SEC as required by the applicable laws will not be violation of this Section 8.2.  Notwithstanding the foregoing, PAPI’s disclosure to financial institutions and accredited investors in connection with the Financing, subject to nondisclosure agreements among PAPI and such parties, shall not constitute a violation of this Section 8.2.

Section 8.3                      Public Announcements.  From the date of this Agreement until the Closing or termination of this Agreement, the Parties shall cooperate in good faith to jointly prepare all press releases and public announcements pertaining to this Agreement and the Transactions governed by it, and none of the foregoing shall issue or otherwise make any public announcement or communication pertaining to this Agreement or the transaction without the prior consent of the PAPI Parties (in the case of the CAMAC Parties) or the CAMAC Parties (in the case of the PAPI Parties), except as required by Law or by the rules and regulations of, or pursuant to any agreement of, a stock exchange or trading system. Each Party will not unreasonably withhold approval from the others with respect to any press release or public announcement. If any Party determines with the advice of counsel that it is required to make this Agreement and the terms of the transaction public or otherwise issue a press release or make public disclosure with respect thereto, it shall at a reasonable time before making any public disclosure, consult with the other Parties regarding such disclosure, seek such confidential treatment for such terms or portions of this Agreement or the transaction as may be reasonably requested by the other Parties and disclose only such information as is legally compelled to be disclosed. This provision will not apply to communications by any Party to its counsel, accountants and other professional advisors.

Section 8.4                      Board Composition.  For a period commencing on the Closing Date and ending not sooner than the date that is one (1) year following the Closing Date, the Board of PAPI will consist of seven (7) persons.  For a period commencing from the Closing Date until the next annual  or special meeting of the PAPI stockholders, or until each director’s successor is elected and takes office, the Combined Board shall consist of: (i) four (4) persons nominated by CEHL (at least two (2) of which shall be an “Independent Director” as such term is defined in §804 of the NYSE Amex Company Guide (the “CAMAC Directors”); and (ii) three (3) current PAPI directors (at least two (2) of which shall be independent directors (the “PAPI Directors”).

Section 8.5                      Voting Agreement.  CEHL agrees that for a period commencing on the Closing Date and ending not sooner than the date that is one (1) year following the Closing Date (the “Voting Period”), it shall vote all the Consideration Shares then owned by it as follows:

(a)           At any annual or special meeting called, or in connection with any other action (including the execution of written consents) taken for the purpose of electing directors to the board of directors of PAPI, CEHL agrees to vote all of the Consideration Shares controlled by it (the “Voting Shares”) in favor of the persons nominated by the PAPI Representative. Notwithstanding the foregoing, any persons nominated by the PAPI Representatives to serve as the PAPI Directors, other than persons identified in Section 8.4 hereof, must be reasonably acceptable to a majority of the board of directors or a majority of the members of the nominating and corporate governance committee, if such committee exists.

(b)           The PAPI Representatives shall have the right to request the resignation or removal of any PAPI Director.  In such event, CEHL agrees to vote all of its Voting Shares in a manner that would cause the removal of such PAPI Director, whether at any annual or special meeting called, or, in connection with any other action (including the execution of written consents) taken for the purpose of removing such director.  In the event of the resignation, death, removal or disqualification of a PAPI Director, the PAPI Representatives shall promptly nominate a new director and, after written notice of the nomination has been given by PAPI Representatives, CEHL hereby agrees to vote all its Voting Shares to elect such nominee to the board of directors.

(c)           CEHL shall appear in person (through a representative) or by proxy at any annual or special meeting of PAPI’s shareholders for the purpose of obtaining a quorum and shall vote all Voting Shares owned by CEHL, either in person or by proxy, at any annual or special meeting of shareholders of PAPI called for the purpose of voting on the election of directors or by written consent of shareholders with respect to the election of directors, in favor of the election of the PAPI Directors.  In addition, CEHL shall appear in person or proxy at any annual or special meeting of shareholders of PAPI for the purpose of obtaining a quorum and shall vote, or shall execute and deliver a written consent with respect to, all Voting Shares owned by CEHL entitled to vote upon any other matter submitted to a vote of shareholders of PAPI in a manner so as to be consistent and not in conflict with, and to implement, the terms of this Agreement.

(d)           CEHL hereby agrees that all transfers of PAPI capital stock made by it shall be made subject to the provisions of this Section 8.5, except as set forth below, and any transferee will agree in writing to be bound by the terms and provisions of this Section as a condition precedent to any such transfer.  Each certificate representing the Consideration Shares shall be endorsed with a legend in substantially the following form:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN VOTING REQUIREMENTS AND OTHER RESTRICTIONS SET FORTH IN AN AGREEMENT BETWEEN THE HOLDER OF THIS CERTIFICATE AND CERTAIN OTHER PARTIES.  TRANSFER OF THE SECURITIES IS SUBJECT TO THE RESTRICTIONS CONTAINED IN SUCH AGREEMENT.

Notwithstanding the foregoing, the provisions of this Section 8.5 shall not apply to any transfers made in connection with an underwritten secondary offering of shares owned by CEHL or a sale of shares made in the open market pursuant to Rule 144.

Section 8.6                      ROFR Agreement.  Each of the CAMAC Parties agrees that, effective as of the Closing, until the fifth (5th) anniversary thereof,  PAPI shall have a right of first refusal with respect to any and all upstream oil and gas assets, licenses or rights currently held or arising and inuring to any of the CAMAC Parties, which it offers for sale, transfer, license or other disposition, other than such sales that occur in the ordinary course of business (the “ROFR”), pursuant to the terms and conditions set forth in the ROFR Agreement in form and substance reasonably satisfactory to the Parties.

Section 8.7                      Fees and Expenses.  Except as expressly provided in Article XI, in the event there is no Closing of the Transactions contemplated by this Agreement, all fees and expenses incurred in connection with this Agreement shall be paid by the Party incurring such fees or expenses.

Section 8.8                      Certain Disclaimers.  EXCEPT TO THE EXTENT EXPRESSLY SET FORTH IN THIS AGREEMENT, THE CAMAC PARTIES AND THE PAPI PARTIES MAKE NO REPRESENTATIONS OR WARRANTIES WHATSOEVER AND DISCLAIM ALL LIABILITY AND RESPONSIBILITY FOR ANY OTHER REPRESENTATION, WARRANTY, STATEMENT OR INFORMATION MADE OR COMMUNICATED (ORALLY OR IN WRITING) TO THE OTHER PARTIES ..  WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, NEITHER THE CAMAC PARTIES NOR THE PAPI PARTIEES MAKE ANY REPRESENTATIONS OR WARRANTIES AS TO (I) THE AMOUNTS OF OR VALUES WITH RESPECT TO ANY HYDROCARBON RESERVES ATTRIBUTABLE TO THE ASSETS OR (II) THE ACCURACY OR CONTENT OF THE RECORDS AND DATA.

 EXCEPT AS CONTAINED IN ARTICLE IV OR ARTICLE V, THE CAMAC PARTIES AND PAPI PARTIES, RESPECTIVELY, EXPRESSLY DISCLAIM ANY REPRESENTATION OR WARRANTY, EXPRESS, STATUTORY OR IMPLIED, AS TO (I) THE ASSETS (II) THE CONTENTS, CHARACTER OR NATURE OF ANY DESCRIPTIVE MEMORANDUM, OR ANY REPORT OF ANY PETROLEUM ENGINEERING CONSULTANT, OR ANY GEOLOGICAL OR SEISMIC DATA OR INTERPRETATION, RELATING TO THE COMPANIES, (III) THE QUANTITY, QUALITY OR RECOVERABILITY OF HYDROCARBONS IN OR FROM THE ASSETS, (IV) ANY ESTIMATES OF THE VALUE OF THE ASSETS, RESERVES, OR FUTURE REVENUES GENERATED BY THE ASSETS, (V) THE PRODUCTION OF HYDROCARBONS (VI) THE MAINTENANCE, REPAIR, CONDITION, QUALITY, SUITABILITY, DESIGN OR MARKETABILITY OF THE ASSETS, (VII) THE CONTENT, CHARACTER OR NATURE OF ANY DESCRIPTIVE MEMORANDUM, REPORTS, BROCHURES, CHARTS OR STATEMENTS PREPARED BY THIRD PARTIES, AND (VIII) ANY OTHER MATERIALS OR INFORMATION THAT MAY HAVE BEEN MADE AVAILABLE OR COMMUNICATED TO THE PAPI PARTIES OR ITS AFFILIATES, OR ITS OR THEIR EMPLOYEES, AGENTS, CONSULTANTS, REPRESENTATIVES OR ADVISORS IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY DISCUSSION OR PRESENTATION RELATING THERETO, AND FURTHER DISCLAIM ANY REPRESENTATION OR WARRANTY, EXPRESS, STATUTORY OR IMPLIED, OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, OR OF CONFORMITY TO MODELS OR SAMPLES OF MATERIALS, IT BEING EXPRESSLY UNDERSTOOD AND AGREED BY THE PARTIES THAT THE PAPI PARTIES SHALL BE DEEMED TO BE OBTAINING THE ASSETS IN THEIR PRESENT STATUS, CONDITION AND STATE OF REPAIR, “AS IS” AND “WHERE IS” WITH ALL FAULTS AND THAT THE PAPI PARTIES HAS MADE OR CAUSED TO BE MADE SUCH INSPECTIONS AND EVALUATIONS, AS THE PAPI PARTIES DEEMS APPROPRIATE.

Section 8.9                      Further Assurances. Subject to the terms and conditions of this Agreement, at any time or from time to time after the Closing, each of the Parties shall execute and deliver such other documents and instruments, provide such materials and information and take such other actions as may be commercially reasonable, to the extent permitted by law, to fulfill its obligations under this Agreement and to effectuate and consummate the Transactions.

ARTICLE IX

Conditions to Closing

Section 9.1                      Joint Conditions Precedent  The obligations of the Parties to enter into and complete the Closing are subject to the fulfillment on or prior to the Closing Date of the following conditions by the Parties, any one or more of which may be waived by the Parties in writing:

(a)           Novation Agreement.  Execution and delivery of the Novation Agreement (which shall include a waiver pursuant to which NAE waives the enforcement of Section 8.11(e) of the Production Sharing Contract and agrees that, notwithstanding anything to the contrary contained in the Production Sharing Contract, the profit sharing allocation set forth in therein shall remain the same after the Closing Date);

(b)           Financing.  PAPI shall consummate the Financing prior to or concurrently with the Closing. The proceeds of from the Financing shall be used to pay the Cash Consideration and provide working capital for PAPI.

(c)           Deliveries.  The deliveries required to be made by the PAPI Parties and the CAMAC Parties in Article III shall have been made by them.

(d)           Approval by the PAPI Stockholders. The Transactions shall have been approved by the PAPI majority holders (including any approvals required to change the name from Pacific Asia Petroleum Inc. to CAMAC Energy Inc.), voting as a group, in accordance with Section 253 of the Delaware General Corporation Law (the “DGCL”) and other applicable laws, and this Agreement and the Transactions shall have been approved by holders of a majority of the PAPI Newco shareholders in accordance with the PAPI Newco constituent documents.

Section 9.2                      CAMAC Parties Conditions Precedent  The obligations of the CAMAC Parties to enter into and complete the Closing are subject, at the option of the CAMAC Parties, to the fulfillment on or prior to the Closing Date of the following conditions by the PAPI Parties, any one or more of which may be waived by the CAMAC Parties in writing.

(a)           Payment of Consideration.  PAPI shall have paid the Cash Consideration and issued the Consideration Shares.

(b)           Governmental and Third Party Approvals.  Each of PAPI Parties shall have timely obtained from each Governmental Authority all approvals, waivers and consents, if any, necessary for consummation of or in connection with this Agreement and the Transactions contemplated hereby, including such approvals, waivers and consents as may be required from the Federal Republic of Nigeria (and any other Nigerian governmental agency), NAE, the SEC, and any other foreign or domestic Persons and governmental entities.

(c)           Representations and Covenants.  The representations and warranties of the PAPI Parties contained in this Agreement shall be true on and as of the Closing Date except where the failure of such representations or warranties to be so true and correct, individually or in the aggregate, has not had or would not reasonably be expected to have a PAPI Material Adverse Effect and each of the PAPI Parties shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by each of them on or prior to the Closing Date, and the PAPI Parties shall have delivered to the CAMAC Parties a certificate, dated the Closing Date, to the foregoing effect.

(d)           Litigation.  There is no effective injunction, writ or preliminary restraining order or any order of any nature issued by a Governmental Authority prohibiting or making illegal the consummation of the Transaction, and no action, suit or proceeding shall have been threatened or instituted before any court or governmental or regulatory body or instituted by any Governmental Authorities to restrain, modify or prevent the carrying out of the Transactions, or to seek damages or a discovery order in connection with such Transactions, which has or may have, in the reasonable opinion of the CAMAC Parties, a PAPI Material Adverse Effect.

(e)           No PAPI Material Adverse Change.  There shall not have been any occurrence, event, incident, action, failure to act, or transaction since September 30, 2009, which has had or is reasonably likely to cause a PAPI Material Adverse Effect.

(f)           Resignations.  Effective as of the Closing, the directors of PAPI who are not continuing directors and the officers of PAPI shall have resigned and the copies of such resignation letters of such directors shall have been delivered to the CAMAC Parties, and such resigning directors shall have no claim for employment compensation in any form from PAPI except for any reimbursement of outstanding expenses existing as of the date of such resignation.

(g)           SEC Reports.  The PAPI Parties shall have filed all reports and other documents required to be filed by the PAPI Parties under the U.S. federal securities laws through the Closing Date.

(h)           NYSE Amex Listing.  The PAPI Parties shall have maintained its status as a Company whose Common Stock is quoted on the NYSE Amex and no reason shall exist as to why such status shall not continue immediately following the Closing.

(i)           Secretary’s Certificate.  The CAMAC Parties shall have received a certificate from the PAPI Parties, signed by its Secretary certifying that the attached copies of the PAPI Constituent Instruments and resolutions of the PAPI board of directors approving the Agreement and the Transactions are all true, complete and correct and remain in full force and effect.

(j)           Opinions.  The CAMAC Parties shall have received the opinions of PAPI’s legal counsel in Delaware and PAPI Newco’s legal counsel in Nigeria, which such opinions shall be in the form reasonably acceptable to the CAMAC Parties.

(k)           Certificate of Good Standing.  The CAMAC Parties shall have received a certificate of good standing under the applicable Law of each of the PAPI Parties.

(l)           Injunctions or Restraints on Conduct of Business.  No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint provision limiting or restricting any the PAPI Party’s conduct or operation of the business of the PAPI Parties following the Closing Date shall be in effect, nor shall any proceeding brought by an administrative agency or commission or other Governmental Authority, domestic or foreign, seeking the foregoing be pending.

(m)           SEC Actions.  No formal or informal SEC investigation or proceeding shall have been initiated by the SEC against any of the PAPI Parties or any of their officers or directors.

(n)           Registration Rights Agreement.  Execution and delivery of the Registration Rights Agreement, substantially in form and substance reasonably satisfactory to the Parties.

Section 9.3                      PAPI Conditions Precedent.  The obligations of PAPI to enter into and complete the Closing are subject, at the option of PAPI, to the fulfillment on or prior to the Closing Date of the following conditions by each of the CAMAC Parties, any one or more of which may be waived by PAPI in writing:

(a)           Representations and Covenants.  The representations and warranties of the CAMAC Parties contained in this Agreement shall be true on and as of the Closing Date except where the failure of such representations or warranties to be so true and correct, individually or in the aggregate, has not had or would not reasonably be expected to have a CAMAC Material Adverse Effect, and each of the CAMAC Parties shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by each of them on or prior to the Closing Date, and the CAMAC Parties shall have delivered to PAPI a certificate, dated the Closing Date, to the foregoing effect.

(b)           Litigation.  There is no effective injunction, writ or preliminary restraining order or any order of any nature issued by a Governmental Authority prohibiting or making illegal the consummation of the Transactions, and no action, suit or proceeding shall have been threatened or instituted before any court or governmental or regulatory body or instituted by any Governmental Authorities to restrain, modify or prevent the carrying out of the Transactions, or to seek damages or a discovery order in connection with such Transactions, which has or may have, in the reasonable opinion of the PAPI Parties, a CAMAC Material Adverse Effect.

(c)           No CAMAC Material Adverse Change.  There shall not have been any occurrence, event, incident, action, failure to act, or transaction since September 30, 2009, which has had or is reasonably likely to cause a CAMAC Material Adverse Effect.

(d)           Opinions.  PAPI shall have received the opinion of the CAMAC Parties’ legal counsel in Nigeria and the Cayman Islands, and each such opinion shall be in the form reasonably acceptable to the PAPI Parties.

(e)           Officer’s Certificate.  PAPI shall have received a certificate from each of CAMAC Parties signed by an authorized officer or representative of such Party, respectively, certifying that the attached copies of each such Party’s constituent instruments and resolutions or other authorizing documents approving the Agreement and the Transactions are all true, complete and correct and remain in full force and effect

(f)           Certificate of Good Standing.  PAPI shall have received a certificate of good standing or equivalent under the applicable Law of each of the CAMAC Parties.

(g)           Injunctions or Restraints on Conduct of Business.  No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint provision limiting or restricting any CAMAC Parties’ conduct or operation of the business of any of the CAMAC Parties with respect to the Oyo Related Agreements and the Oyo Field following the Closing Date shall be in effect, nor shall any proceeding brought by an administrative agency or commission or other Governmental Authority, domestic or foreign, seeking the foregoing be pending.

(h)           Transaction Documents.  The Parties shall have executed and delivered all of the Transaction Documents and all other agreements and instruments reasonably necessary to consummate the Transactions.

(i)           OYO Debt.  The CAMAC Parties shall delivered one or more debt/lien release instruments with respect to all debt secured by the Contract Rights and the Oyo Field in form and substance reasonably satisfactory to the Parties.

(j)            Actions.  No formal or informal Government Authority investigation or proceeding, including by the SEC, shall have been initiated or sent by any Government Authority against any of the CAMAC Parties or any of their officers or directors with respect to the Oyo Related Agreements and the Oyo Field.

(k)           Technical Services Agreement.  Execution and delivery of the Technical Services Agreement, substantially in form and substance reasonably satisfactory to the Parties.

(l)           ROFR Agreement.  Execution and delivery of the ROFR Agreement in form and substance reasonably satisfactory to the Parties.

(m)           Oyo Field Supplemental Agreement.  Execution and delivery of the Oyo Field Supplemental Agreement in form and substance reasonably satisfactory to the Parties.

(n)           Formation of PAPI Newco.  PAPI shall have formed PAPI Newco and PAPI Newco shall have executed and delivered to the CAMAC Parties the letter agreement pursuant to Section 7.12 hereof.

ARTICLE X

Indemnification

Section 10.1                      Survival.  All of the representations and warranties of the Parties contained in this Agreement shall survive the Closing for a period of twelve (12) months and shall thereafter be of no further force and effect; provided, however, that all of the covenants and obligations of the Parties contained in this Agreement, including the covenants and obligations with respect to the Oyo Related Agreements and the Oyo Field, shall survive the Closing unless they expire sooner in accordance with their terms.  The term during which any representation, warranty, or covenant survives hereunder is referred to as the “Survival Period.” Except as expressly provided in this paragraph, no claim for indemnification hereunder may be made after the expiration of the Survival Period.

Section 10.2                      Indemnification by the CAMAC Parties.

(a)           The CAMAC Parties shall, subject to the terms hereof, jointly and severally indemnify, defend and hold harmless the PAPI Parties (which term, for the purposes of this Article X shall include any of the PAPI Parties’ successors) and permitted assigns (the “PAPI Indemnified Parties”) from and against any liabilities, loss, claims, damages, fines, penalties, expenses (including costs of investigation and defense and reasonable attorneys’ fees and court costs) (collectively, “Damages”) arising from: (i) any debts, claims, liabilities, or obligations of the CAMAC Parties not expressly assumed by PAPI Parties pursuant to this Agreement (including the liabilities retained by the CAMAC Parties pursuant to Section 1.4); (ii) any breach of any representation or warranty made by the CAMAC Parties in Article IV hereof or in any certificate delivered by the CAMAC Parties pursuant to this Agreement; (iii) any breach by any CAMAC Party of its covenants or obligations in this Agreement to be performed or complied with by such CAMAC Party at or prior to the Closing; or (iv) any breach by any CAMAC Party of its representations or warranties, covenants or obligations in this Agreement or in any certificate delivered by the CAMAC Parties pursuant to this Agreement.

(b)           Pursuant to the provisions of this Article X, if any claim for indemnification is to be brought against the CAMAC Parties on behalf of or by right of any PAPI Party, such claim shall be determined and approved by a committee of directors comprised of (i) all Independent Directors, and (ii) the directors nominated by the PAPI Representatives, each as elected pursuant to Section 8.5(a) (the “Independent Committee”).  Any settlement of any claim described in the immediately preceding sentence shall be determined and approved by the Independent Committee.  Any determination or approval of the Independent Committee made pursuant to the provisions of this Article X shall be by majority vote.

(c)           The amount of any and all indemnifiable Damages suffered by the PAPI Indemnified Parties and agreed to be paid by the CAMAC Parties shall be paid in cash, or, at the option of the PAPI Parties, may be paid in the return of a specified number of Consideration Shares.  If the PAPI Parties opt to receive shares in lieu of receiving cash for any indemnifiable Damages, then the PAPI Parties shall notify the CAMAC Parties in writing of their intent to exercise such option.  The number of shares to be returned to the PAPI Indemnified Parties shall have a fair market value equal to the aggregate amount of the indemnifiable Damages agreed to be paid by the CAMAC Parties.  The fair market value of such shares shall be determined by calculating the average closing price of PAPI’s Common Stock over a period of 30 days, counting back from the first business day immediately prior to the official determination of Damages hereunder.

Section 10.3                      Indemnification by PAPI.

(a)           Each of the PAPI Parties shall, subject to the terms hereof, jointly and severally indemnify, defend and hold harmless the CAMAC Parties and their respective successors and permitted assigns (the “CAMAC Indemnified Parties”) from and against any Damages arising from: (i) any breach of any representation or warranty made by the PAPI Parties in Article V hereof or in any certificate delivered by the PAPI Parties pursuant to this Agreement; or (ii) any breach by any PAPI Party, of its covenants or obligations in this Agreement to be performed or complied with by such PAPI Party at or prior to the Closing.

(b)           The amount of any and all Damages suffered by the CAMAC Indemnified Parties shall be paid in cash, or, at the option of the CAMAC Parties, may be paid in newly issued shares of PAPI’s Common Stock.  If the CAMAC Parties opt to receive newly issued shares in lieu of receiving cash for any indemnifiable Damages, the number of shares to be issued to the CAMAC Indemnified Parties shall have a fair market value equal to the aggregate amount of the indemnifiable Damages agreed to be paid by the PAPI Parties.  The fair market value of such shares shall be determined by calculating the average closing price of PAPI’s

Common Stock over a period of 30 days, counting back from the first business day immediately prior to the official determination of Damages hereunder.

Section 10.4                      Limitations on Indemnity.

(a)           Notwithstanding any other provision in this Agreement to the contrary, the PAPI Indemnified Parties shall not be entitled to indemnification pursuant to Section 10.2, unless and until the aggregate amount of Damages to the PAPI Indemnified Parties with respect to such matters under Section 10.2 exceeds $5,000,000 (the “Deductible”), and then only to the extent such Damages exceed the Deductible; provided that the aggregate amount of Damages payable by the CAMAC Parties to the PAPI Indemnified Parties hereunder shall not exceed $25,000,000 (the “Cap”) unless the Damages arise from or otherwise relate to the breach of Sections 4.4 and 4.6 made by the CAMAC Parties.

(b)           Notwithstanding any other provision in this Agreement to the contrary, the CAMAC Parties shall not be liable to, or indemnify the PAPI Indemnified Parties for any Damages or indemnify the PAPI Indemnified Parties for any Damages “that are punitive (except to the extent constituting third party punitive claims), special, consequential, incidental, exemplary, lost profits or other wise not actual damages.”  The PAPI Indemnified Parties shall not use “multiple of profits” or “multiple of cash flow” or any similar valuation methodology in calculating the amount of any Damages.  This Article X constitutes the PAPI Parties’ sole and exclusive remedy for any and all Damages or other claims relating to or arising from this Agreement and the transactions contemplated hereby.

(c)           Notwithstanding any other provision in this Agreement to the contrary, no CAMAC Party shall be entitled to indemnification pursuant to Section 10.3, unless and until the aggregate amount of Damages with respect to such matters under Section 10.3 exceeds the Deductible, and then only to the extent such Damages exceed the Deductible; provided that the aggregate amount of Damages payable by any PAPI Party to the CAMAC Parties hereunder shall not exceed the Cap unless the Damages arise from or otherwise relate to the breach of any of the Basic Representations made by the PAPI Parties.

(d)           Notwithstanding any other provision in this Agreement to the contrary, PAPI shall not be liable to, or indemnify any CAMAC Party for any Damages (i) resulting from any non-fulfillment or breach of any such representations, warranties, covenants, and obligations of which the CAMAC Parties had knowledge on or prior to the Closing Date; (ii) that are punitive (except to the extent constituting third party punitive claims), special, consequential, incidental, exemplary or otherwise not actual damages or (iii) that are in the nature of lost profits or any diminution in value of property or equity.  The CAMAC Parties shall not use “multiple of profits” or “multiple of cash flow” or any similar valuation methodology in calculating the amount of any Damages.  This Article X constitutes the CAMAC Parties’ sole and exclusive remedy for any and all Damages or other claims relating to or arising from this Agreement and the transactions contemplated hereby.

Section 10.5                      Defense of Third Party Claims. If the Independent Committee determines to make a claim for indemnification on behalf of the PAPI Parties under Section 10.2 or any CAMAC Party makes a claim for indemnification under Section 10.3 (each as applicable an

 “Indemnitee”), the Independent Committee or such CAMAC Party as applicable shall notify the indemnifying party (an “Indemnitor”) of the claim in writing promptly after receiving notice of any action, lawsuit, proceeding, investigation, demand or other claim against the Indemnitee (if by a third party), describing the claim, the amount thereof (if known and quantifiable) and the basis thereof in reasonable detail (such written notice, an “Indemnification Notice”); provided that the failure to so notify an Indemnitor shall not relieve the Indemnitor of its obligations hereunder except to the extent that (and only to the extent that) such failure shall have caused the damages for which the Indemnitor is obligated to be greater than such damages would have been had the Indemnitee given the Indemnitor prompt notice hereunder. Any Indemnitor shall be entitled to participate in the defense of such action, lawsuit, proceeding, investigation or other claim giving rise to an Indemnitee’s claim for indemnification at such Indemnitor’s expense, and at its option shall be entitled to assume the defense thereof by appointing a reputable counsel reasonably acceptable to the Indemnitee to be the lead counsel in connection with such defense; provided, that the Indemnitee shall be entitled to participate in the defense of such claim and to employ counsel of its choice for such purpose; provided, however, that the fees and expenses of such separate counsel shall be borne by the Indemnitee and shall not be recoverable from such Indemnitor under this Article X.  If the Indemnitor shall control the defense of any such claim, the Indemnitor shall be entitled to settle such claims; provided, that the Indemnitor shall obtain the prior written consent of the Indemnitee (which consent shall not be unreasonably withheld, conditioned or delayed) before entering into any settlement of a claim or ceasing to defend such claim if, pursuant to or as a result of such settlement or cessation, injunctive or other equitable relief will be imposed against the Indemnitee or if such settlement does not expressly and unconditionally release the Indemnitee from all liabilities and obligations with respect to such claim.  If the Indemnitor assumes such defense, the Indemnitor shall not be liable for any amount required to be paid by the Indemnitee that exceeds, where the Indemnitee has unreasonably withheld or delayed consent in connection with the proposed compromise or settlement of a third party claim, the amount for which that third party claim could have been settled pursuant to that proposed compromise or settlement.  In all cases, the Indemnitee shall provide its reasonable cooperation with the Indemnitor in defense of claims or litigation, including by making employees, information and documentation reasonably available.  If the Indemnitor shall not assume the defense of any such action, lawsuit, proceeding, investigation or other claim, the Indemnitee may defend against such matter as it deems appropriate; provided that the Indemnitee may not settle any such matter without the written consent of the Indemnitor (which consent shall not be unreasonably withheld, conditioned or delayed) if the Indemnitee is seeking or will seek indemnification hereunder with respect to such matter.

Section 10.6                      Determining Damages. The amount of Damages subject to indemnification under Section 10.2 or Section 10.3 shall be calculated net of (i) any Tax Benefit inuring to the Indemnitee on account of such Damages, and (ii) any insurance proceeds or other amounts under indemnification agreements received or receivable by the Indemnitee on account of such Damages.  If the Indemnitee receives a Tax Benefit on account of such Damages after an indemnification payment is made to it, the Indemnitee shall promptly pay to the Person or Persons that made such indemnification payment the amount of such Tax Benefit at such time or times as and to the extent that such Tax Benefit is realized by the Indemnitee.  For purposes hereof, “Tax Benefit” shall mean any refund of Taxes to be paid or reduction in the amount of Taxes which otherwise would be paid by the Indemnitee, in each case computed at the highest marginal tax rates applicable to the recipient of such benefit.  To the extent Damages are recoverable by insurance, the Indemnitees shall take all commercially reasonable efforts to obtain maximum recovery from such insurance.  In the event that an insurance or other recovery is made by any Indemnitee with respect to Damages for which any such Person has been indemnified hereunder, then a refund equal to the aggregate amount of the recovery shall be made promptly to the Person or Persons that provided such indemnity payments to such Indemnitee.  The Indemnitors shall be subrogated to all rights of the Indemnitees in respect of Damages indemnified by the Indemnitors. The Indemnitees shall take all commercially reasonable efforts to mitigate all Damages upon and after becoming aware of any event which could reasonably be expected to give rise to Damages.  For Tax purposes, the Parties agree to treat all payments made under this Article X as adjustments to the consideration received for the CAMAC Shares.

Section 10.7                      Right of Setoff. To the extent that any Party is obligated to indemnify any other Party after Closing under the provisions of this Article X for Damages reduced to a monetary amount, such Party after Closing shall have the right to decrease any amount due and owing or to be due and owing under any agreement with the other Party, whether under this Agreement or any other agreement between such Parties on the one hand, and any of the other Party or any of their respective Affiliates, Subsidiaries or controlled persons or entities on the other.

Section 10.8                      Limitation on Recourse; No Third Party Beneficiaries.

(a)           No claim shall be brought or maintained by any Party or its respective successors or permitted assigns against any officer, director, partner, member, agent, representative, Affiliate, equity holder, successor or permitted assign of any Party which is not otherwise expressly identified as a Party, and no recourse shall be brought or granted against any of them, by virtue of or based upon any alleged misrepresentation or inaccuracy in or breach of any of the representations, warranties, covenants or obligations of any Party set forth or contained in this Agreement or any exhibit or schedule hereto or any certificate delivered hereunder.

(b)           Except as set forth in Section 10.2(a) and 10.3(a), the provisions of this Article X are for the sole benefit of the Parties and nothing in this Article X, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Article X.

ARTICLE XI

Termination

Section 11.1                      Methods of Termination.  Unless waived by the Parties hereto in writing, the Transactions may be terminated and/or abandoned at any time but not later than the Closing:

(a)           by mutual written consent of the Parties;

(b)           by any Party, if the Closing has not occurred by the later of (i) March 31, 2010 or (ii) such other date that has been agreed by the Parties;

(c)           by any CAMAC Party, if there has been a breach by the PAPI Parties of any representation, warranty, covenant or agreement contained in this Agreement which has prevented the satisfaction of the conditions to the obligations of the CAMAC Parties at the Closing under Article IX and such violation or breach has not been waived by the CAMAC Parties or cured by the PAPI Parties within ten (10) business days after written notice thereof from the CAMAC Parties;

(d)           by the PAPI Parties, if there has been a breach by the CAMAC Parties of any representation, warranty, covenant or agreement contained in this Agreement which has prevented the satisfaction of the conditions to the obligations of the PAPI Parties at the Closing under Article IX and such violation or breach has not been waived by the PAPI Parties or cured by the CAMAC Parties within ten (10) business days after written notice thereof from the PAPI Parties;

(e)           by any CAMAC Party, if the PAPI board of directors (or any committee thereof) shall have failed to recommend or shall have withdrawn or modified in a manner adverse to the CAMAC Parties its approval or recommendation of this Agreement and the Transactions; or

(f)           by any PAPI Party, if (i) the CEHL board of directors (or any committee thereof) shall have failed to approve or shall have withdrawn its approval of this Agreement and the Transactions or (ii) the CEHL shareholders shall have failed to approve of this Agreement and the Transactions; or

(g)           by either PAPI or the CAMAC Parties, if, at the Stockholders’ Meeting (including any adjournments thereof), this Agreement and the Transactions shall fail to be approved and adopted by holders of a majority of the PAPI voting securities in accordance with Section 253 of the DGCL, and by the affirmative vote of holders of a majority of the PAPI Newco outstanding shares in accordance with PAPI Newco Constituent Instruments.

Section 11.2                      Effect of Termination.

(a)           In the event of termination and abandonment by either PAPI or the CAMAC Parties, or both of them, pursuant to Section 11.1 hereof, written notice thereof shall forthwith be given to the other Party (as applicable), and except as set forth in this Section 11, all further obligations of the Parties shall terminate, no Party shall have any right against the other Party hereto, and each Party shall bear its own costs and expenses.

(b)           If the Transactions contemplated by this Agreement are terminated and/or abandoned as provided herein:

(i)           each Party hereto will destroy all documents, work papers and other material (and all copies thereof) of the other Party relating to the Transactions contemplated hereby, whether so obtained before or after the execution hereof, to the Party furnishing the same;

(ii)           all confidential information received by either Party hereto with respect to the business of the other Party hereto shall be treated in accordance with Section 9.2 hereof, which shall survive such termination or abandonment.  The provisions of Article X and Article XI shall survive termination of this Agreement; and

(iii)           The PAPI Parties agree to comply with Section 7.12 of this Agreement following any termination of this Agreement. The provisions of Section 7.12 shall survive termination of this Agreement.

Section 11.3                      Termination Recovery and Fee.

(a)           If the Agreement is properly terminated pursuant to Sections 11.1(c) or 11.1(e), then CAMAC will be entitled to damages in the amount of Five Hundred Thousand Dollars ($500,000) immediately upon termination of this Agreement as liquidated damages and not as a penalty amount, and in lieu of any other right or remedy that the PAPI Parties may have against the CAMAC Parties for such termination or breach.

(b)           If this Agreement is properly terminated pursuant to Sections 11.1(d) or 11.1(f), then PAPI will be entitled to damages in the amount of Five Hundred Thousand Dollars ($500,000) immediately upon termination of this Agreement as liquidated damages and not as a penalty amount, and in lieu of any other right or remedy that the PAPI Parties may have against the CAMAC Parties for such termination or breach

(c)           Except for the rights specified in Section 11.2 and the right to liquidated damages provided for in Section 11.3, no Person shall have any rights to any other remedy or damages, whether at law or equity, in contract, in tort or otherwise upon the termination of this Agreement.  Each of PAPI and the CAMAC Parties acknowledge that the covenants and agreements contained in this Article XI are an integral part of this Agreement.  If PAPI or the CAMAC Parties fail to pay the liquidated damages amounts provided for in Section 11.3 when due, PAPI or the CAMAC Parties, as the case may be, will reimburse the other party for all Expenses incurred by the other Party (including Expenses of counsel) in connection with the collection under and enforcement of this Article XI.

ARTICLE XII

Miscellaneous

Section 12.1                      Notices.  All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given upon receipt by the Parties at the addresses set forth on the signature pages hereto (or at such other address for a Party as shall be specified in writing to all other Parties).

Section 12.2                      Amendments; Waivers; No Additional Consideration.  Except as otherwise provided in this Agreement, no provision of this Agreement may be waived or amended except in a written instrument signed by all of the Parties hereto.  No waiver of any Default with respect to any provision, condition or requirement of this Agreement shall be deemed to be a continuing waiver in the future or a waiver of any subsequent Default or a waiver of any other provision, condition or requirement hereof, nor shall any delay or omission of any Party to exercise any right hereunder in any manner impair the exercise of any such right.

Section 12.3                      Adjustments to Payment of Purchase Price.  The Consideration Shares shall be adjusted to reflect appropriately the effect of any stock split, reverse stock split, stock dividend, extraordinary cash dividends, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to PAPI’s securities, occurring on or after the date hereof and prior to the Closing Date.

Section 12.4                      Interpretation.  When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated.  Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

Section 12.5                      Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any Party (it being understood that if any provision of Section 11.3 hereof is invalid, illegal or incapable of being enforced by any Law or public policy, it will be deemed to be a change to the economic and legal substance of the Transactions that is materially adverse to the Parties and will entitle either the PAPI Parties or the CAMAC Parties to terminate the Agreement without penalty and none of the Parties and their respective shareholders and Affiliates will have recourse against any other Parties).  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that Transactions are fulfilled to the extent possible.

Section 12.6                      Counterparts; Facsimile Execution.  This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties.  Facsimile execution and delivery of this Agreement is legal, valid and binding for all purposes.

Section 12.7                      Entire Agreement; Third Party Beneficiaries.  This Agreement, taken together with all Exhibits, Annexes and Schedules hereto (a) constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the Parties with respect to the Transactions and (b) are not intended to confer upon any Person other than the Parties any rights or remedies.

Section 12.8                      Governing Law.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

Section 12.9                      Dispute Resolution.

(a)           All disputes among the Parties arising out of or relating to this Agreement will be resolved by mandatory, binding arbitration in accordance with this Section 12.10.

(b)           Before any arbitration is commenced pursuant to this Section 12.10, the Parties must endeavor to reach an amicable settlement of the dispute through friendly negotiations.

(c)           If no mutually acceptable settlement of the dispute is made within the sixty (60) days from the commencement of the settlement negotiation or if any Party refuses to engage in any settlement negotiation, any Party may submit the dispute for arbitration.

(d)           Any arbitration commenced pursuant to this Section 12.10 will be conducted in New York under the Arbitration Rules of the United Nations Commission on International Trade Law by arbitrators appointed in accordance with such rules. The arbitration and appointing authority will be the American Arbitration Association (“AAA”). The arbitration will be conducted by a panel of three arbitrators, one chosen by the PAPI Representatives, one chosen by the CAMAC Parties and the third chosen by agreement of the two selected arbitrators; failing agreement within thirty (30) days prior to commencement of the arbitration proceeding, the AAA will appoint the third arbitrator. The proceedings will be confidential and conducted in English. The arbitral tribunal will have the authority to grant any equitable and legal remedies that would be available in any judicial proceeding instituted to resolve a disputed matter, and its award will be final and binding on the Parties. The arbitral tribunal will determine how the Parties will bear the costs of the arbitration. Notwithstanding the foregoing, each Party will have the right at any time to immediately seek injunctive relief, an award of specific performance or any other equitable relief against the other Party in any court or other tribunal of competent jurisdiction. During the pendency of any arbitration or other proceeding relating to a dispute between the Parties, the Parties will continue to exercise their remaining respective rights and fulfill their remaining respective obligations under this Agreement, except with regard to the matters under dispute.

Section 12.10                                Assignment.  Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the Parties without the prior written consent of the other Parties.  Any purported assignment without such consent shall be void.  Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and assigns.

Section 12.11                                Publicity.  The terms of this Agreement shall be considered confidential information of the Parties.  The Parties agree that the specific provisions hereof shall not be revealed or disclosed by it without the prior written consent of all the Parties hereto, except to the Representatives or to the extent such disclosure is required by applicable law or regulation.

Section 12.12                                Governing Language.  This Agreement shall be governed and interpreted in accordance with the English language.

[Signature Page Follows]

701784886v7

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

PACIFIC ASIA PETROLEUM, INC.

By: /s/ Frank C. Ingriselli
Frank C. Ingriselli
President and Chief Executive Officer

Address for Notice
250 East Hartsdale Ave., Suite 47
Hartsdale, New York 10530

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK

SIGNATURE PAGES FOR CAMAC PARTIES FOLLOW]

Signature Page to Purchase and Sale Agreement
701784886v7

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

CAMAC ENERGY HOLDINGS LIMITED

By: /s/ Kamoru Lawal
Name: Kamoru Lawal
Title: Director

Address for Notice

c/o CAMAC International Corporation
1330 Post Oak Blvd.
Suite 2200
Houston, Texas 77056

CAMAC INTERNATIONAL (NIGERIA) LIMITED

By: /s/ Kase Lawal
Name: Kase Lawal
Title: Director

Address for Notice

c/o CAMAC International Corporation
1330 Post Oak Blvd.
Suite 2200
Houston, Texas 77056

[SIGNATURES FOR CAMAC PARTIES CONTINUE]

Signature Page to Purchase and Sale Agreement
701784886v7

ALLIED ENERGY PLC

By: /s/ Kase Lawal
Name: Kase Lawal
Title: Director

Address for Notice

c/o CAMAC International Corporation
1330 Post Oak Blvd.
Suite 2200
Houston, Texas 77056

Signature Page to Purchase and Sale Agreement
701784886v7

ANNEX A

Definitions

“Acquisition Proposal” has the meaning set forth in Section 6.7(a) of the Agreement.

“Action” has the meaning set forth in Section 4.5 of the Agreement.

“Affiliates” shall mean any Person that directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with the Person specified. For purposes of this definition, control of a Person means the power, direct or indirect, to direct or cause the direction of the management and policies of such Person whether by Contract or otherwise and, in any event and without limitation of the previous sentence, any Person owning fifty percent (50%) or more of the voting securities of a second Person shall be deemed to control that second Person. For the purposes of this definition, a Person shall be deemed to control any of his or her immediate family members.

“Allied” has the meaning set forth in the preamble to the Agreement.

“Allied Assignment” has the meaning set forth in the background to the Agreement.

“Agreement” has the meaning set forth in the preamble to the Agreement.

“CAA” means the federal Clean Air Act, as amended.

“CAMAC Constituent Instruments” means the memorandum and articles of association of each of the CAMAC Parties together with any of their statutory registers and such constituent instruments of any of them as may exist, each as amended to the date of the Agreement.

“CAMAC Directors” has the meaning set forth in Section 8.4 of the Agreement.

“CAMAC Indemnified Parties” has the meaning set forth in Section 10.3(a) of the Agreement.

“CAMAC Material Adverse Effect” means any event, change or effect that is materially adverse to the condition (financial or otherwise) of the Contract Rights, the Oyo Related Agreements or the Oyo Field or would prevent or materially alter or delay any of the Transactions.  Notwithstanding the foregoing, the definition of CAMAC Material Adverse Effect shall not include events caused by (A) changes in Nigerian economic conditions, except to the extent that the same disproportionately impact any of the Contract Rights, the Oyo Related Agreements or the Oyo Field, as compared to similar assets of other similarly situated companies; (B) changes to the economic conditions (including changes in commodity prices) affecting the industries in which any of the Contract Rights are exercised, the Oyo Related Agreements are performed or in which the Oyo Field operates, except to the extent that the same disproportionately impact any of the Contract Rights, the Oyo Related Agreements or the Oyo Field; (C) changes related to or arising from the execution, announcement or performance of, or compliance with, this Agreement or the consummation of the Transactions, including the impact thereof on relationships, contractual or otherwise, governmental authorities, customers, suppliers, distributors or employees; (D) changes in accounting requirements or principles or any change in applicable laws or the interpretation thereof; (E) the failure to meet any projections or budgets; or (F) matters listed in the Disclosure Schedules.

“CAMAC Party” or “CAMAC Parties” has the meaning set forth in the preamble to the Agreement.

“Cap” has the meaning set forth in Section 10.4(a) of the Agreement.

“Cash Consideration” has the meaning set forth in Section 2.2 of the Agreement.

“CEHL” has the meaning set forth in the preamble to the Agreement.

“CERCLA” shall mean the Comprehensive Environmental Response, Compensation and Liability Act of 1980 as amended.

“CINL” has the meaning set forth in the preamble to the Agreement.

“Closing” has the meaning set forth in Section 3.1 of the Agreement.

“Closing Date” has the meaning set forth in Section 3.1 of the Agreement.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Combined Board” means the board of directors of PAPI following the Closing.

“Common Stock” has the meaning set forth in the background of the Agreement.

“Consent” has the meaning set forth in Section 4.6 of the Agreement.

“Consideration Shares” has the meaning set forth in Section 2.1 of the Agreement.

“Contract” means any contract, agreement, option, right to acquire, preferential purchase right, preemptive right, warrant, indenture, debenture, note, bond, loan, loan agreement, collective bargaining agreement, lease, mortgage, franchise, license, purchase order, commitment, letter of credit, guaranty, surety or any other legally binding arrangement, whether oral or written.

“Contract Rights” has the meaning set forth in the background to the Agreement.

“Damages” has the meaning set forth in Section 10.2(a) of the Agreement.

“Deductible” has the meaning set forth in Section 10.4(a) of the Agreement.

“DGCL” has the meaning set forth Section 9.1(d).

“Disclosure Materials” shall have the meaning set forth in Section 5.20 of the Agreement.

“Disclosure Schedules” means the CAMAC Disclosure Schedule and the PAPI Disclosure Schedule.

“Environment” means soil, land surface or subsurface strata, surface waters (including navigable waters, ocean waters, streams, ponds, drainage basins, and wetlands), groundwaters, drinking water supply, stream sediments, ambient air (including indoor air), plant and animal life, and any other environmental medium or natural resource.

“Environmental Authorization” means any license, permit, certificate, order, approval, consent, notice, registration, exemption, variance, filing or other form of permission required under any Environmental Law.

“Environmental Laws” means all Laws of any Governmental Authority currently in effect relating to pollution or protection of human health, safety, natural resources or the environment (including ambient air, surface water, ground water, land surface or subsurface strata), including Laws relating to Releases or threatened Releases of Hazardous Materials or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, transport or handling of Hazardous Materials. Environmental Laws include CERCLA, RCRA, SARA, CAA, OSHA, FWPCA, FIFRA, OPA and TSCA.

“Environmental Liabilities” means any and all obligations to pay the amount of any judgment or settlement, the cost of complying with any settlement, judgment or order for injunctive or other equitable relief, the cost of compliance or corrective action in response to any notice, demand, directive or request from a Governmental Authority, the cost of performing any investigatory or remedial action required under Environmental Laws in response to a Release of Hazardous Materials (including any work performed under any voluntary cleanup program), the amount of any administrative or civil penalty or criminal fine or supplemental environmental project, and any court costs and reasonable amounts for attorneys’ fees, fees for witnesses and experts, and costs of investigation and preparation for defense of any Action or proceeding, regardless of whether such Action or proceeding is threatened, pending or completed, that may be or have been asserted against or imposed upon any owner or operator of the assets or the business of the Party, to the extent any of the foregoing arise out of:

(a)           failure of a Party or any of its respective Affiliates, any predecessor or the business conducted by the Party to comply at any time before the Closing Date with all Environmental Laws;

(b)           presence of any Hazardous Materials on, in, under, at or in any way affecting any property used in the business conducted by the Party at any time before the Closing Date;

(c)           a Release or threatened Release at any time before the Closing Date of any Hazardous Materials on, in, at, under or in any way affecting the business conducted by the Party or any property used therein or at, on, in, under or in any way affecting any adjacent site or facility;

(d)           a Release or threatened Release of any Hazardous Materials on, in, at, under or from any real property other than those described in (c), immediately above, and to which any Party or any of its respective Affiliates or any Predecessor transported or disposed, or arranged for the transportation or disposal of, Hazardous Materials generated at or arising from operation of the business conducted by the Party at any time before the Closing Date;

(e)           identification of any Party or any of its respective Affiliates or any Predecessor as a potentially responsible party under CERCLA or under any Environmental Law similar to CERCLA;

(f)           presence at any time before the Closing Date of any above-ground and/or underground storage tanks, or any asbestos-containing material on, in, at or under any property used in connection with the business conducted by the Party; or

(g)           any and all Actions for injury or damage to persons or property arising out of exposure to Hazardous Materials originating in connection with the business conducted by the Party or any adjoining property, resulting from operation thereof, or located at the location where such business is conducted, where such exposure allegedly occurred prior to the Closing Date.

“Equity Interests” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all ownership interests in a limited liability company, partnership, association or other business entity (other than a corporation), and any and all warrants, options or other rights to purchase or acquire any of the foregoing.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Transactions” has the meaning set forth in Section 2.1 of the Agreement.

“Expenses” shall mean all reasonable out-of-pocket expenses (including all reasonable fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party hereto and its Affiliates) incurred by a party on its behalf in connection with or related to the authorization, preparation, diligence, negotiation, execution, performance and enforcement of this Agreement and the Transaction Documents.

“FCPA” has the meaning set forth in Section 4.11 of the Agreement.

“FIFRA” means the Federal Insecticide, Fungicide & Rodenticide Act, as amended.

“Financial Statements” has the meaning set forth in Section 5.11(a) of the Agreement.

“Financing” has the meaning set forth in the background to the Agreement.

“FWPCA” means the Federal Water Pollution Control Act, as amended.

“Governmental Authority” means any national, federal, state, provincial, local or foreign government, governmental, regulatory or administrative authority, agency or commission or any court, tribunal or judicial or arbitral body of competent jurisdiction, or other governmental authority or instrumentality, domestic or foreign.

“Hazardous Materials” means any chemical, product, material, waste or substance that, whether by its nature or its use, is regulated or as to which liability might arise under any Environmental Law, including:

(a)           solid or hazardous wastes, as defined in RCRA or in any other Environmental Law;

(b)           hazardous substances, as defined in CERCLA or in any other Environmental Law;

(c)           toxic substances, as defined in TSCA or in any other Environmental Law;

(d)           pollutants or contaminants, as defined in the CAA or the FWPCA, or in any other Environmental Law;

(e)           insecticides, fungicides or rodenticides, as defined in FIFRA or in any other Environmental Law;

(f)           petroleum hydrocarbons including, without limitation, natural gas, crude oil or any components, fractions or derivatives thereof; and

(g)           gasoline or any other petroleum product or byproduct, polychlorinated biphenyls, asbestos, urea formaldehyde, naturally occurring radioactive materials, other radioactive materials or radon.

“Indemnitee” has the meaning set forth in Section 10.5 of the Agreement.

“Indemnitor” has the meaning set forth in Section 10.5 of the Agreement.

“Indemnification Notice” has the meaning set forth in Section 10.5 of the Agreement.

“Independent Committee” has the meaning set forth in Section 10.2(b) of the Agreement.

“Independent Director(s)” has the meaning set forth in Section 8.4 of the Agreement.

“Intellectual Property” means all United States and foreign (a) patents, patent applications, utility models or statutory invention registrations (whether or not filed), and invention disclosures; (b) trademarks, service marks, logos, designs, trade names, trade dress, domain names and corporate names and registrations and applications for registration thereof (whether or not filed) and the goodwill associated therewith; (c) copyrights, whether registered or unregistered, and registrations and applications for registration thereof (whether or not filed) and other works of authorship, whether or not published; and (d) trade secrets, proprietary information, confidential information, know-how, inventions, customer lists and information, supplier lists, manufacturer lists, manufacturing and production processes and techniques, blueprints, drawings, schematics, manuals, software, firmware and databases.

“Interim Financial Statements” is defined in Section 5.11(a).

“Judgment” means any judgment, order or decree.

“Knowledge”, (i) with respect to the CAMAC Parties shall mean the actual knowledge of Abiola Lawal, Gary Hirstein, Carolyn Anandu, and Segun Omidele, and (ii) with respect to the PAPI Parties shall mean the actual knowledge of Frank Ingriselli, Stephen F. Groth, Richard Grigg and the members of its Board of Directors.

“Latest Balance Sheet” is defined in Section 5.11(a).

“Law” means any law, statute, code, ordinance, order, rule, rule of common law, regulation, judgment, decree, injunction, franchise, permit, certificate, license, authorization or other directional requirement of any Governmental Authority.

“Legal Requirement” means any federal, state, local, municipal, provincial, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Authorities (or under the authority of any national securities exchange upon which PAPI Securities then listed or traded)

“Liens” means any liens, security interests, pledges, equities and claims of any kind, voting trusts, shareholder agreements and other encumbrances.

“Material Contract” has the meaning set forth in Section 5.5 of the Agreement.

“Material Permits” has the meaning set forth in Section 4.7 of the Agreement.

“Money Laundering Laws” has the meaning set forth in Section 4.12 of the Agreement.

“NAE” has the meaning set forth in the background to the Agreement.

“NAE Assignment” has the meaning set forth in the background to the Agreement.

“Novation Agreement” has the meaning set forth in background of the Agreement.

“Novation Date” has the meaning set forth in Section 1.1 of the Agreement.

“OFAC” has the meaning set forth in Section 4.13 of the Agreement.

“OMLs” has the meaning set forth in the background to the Agreement.

“OML 120” has the meaning set forth in the background to the Agreement.

“OPA” means the Oil Pollution Act of 1990, as amended.

“OPL 210” has the meaning set forth in the background to the Agreement.

”Oyo Field” has the meaning set forth in Section 1.1 of the Agreement.

“Oyo Field Supplemental Agreement” has the meaning set forth in the background to the Agreement.

“Oyo Related Agreements” has the meaning set forth in Section 4.4(b) of the Agreement.

“PAPI” has the meaning set forth in the preamble to the Agreement.

“PAPI Constituent Instruments” means the articles of incorporation and bylaws of PAPI, together with any memorandum and articles of association, statutory registers and such constituent instruments of any of its Subsidiaries as may exist, each as amended as of the date of the Agreement.

“PAPI Directors” has the meaning set forth in Section 8.4 of the Agreement.

“PAPI Disclosure Schedule” has the meaning set forth in Article V of the Agreement.

“PAPI Indemnified Parties” has the meaning set forth in Section 10.2(a) of the Agreement.

“PAPI Material Adverse Effect” means any event, change or effect that is materially adverse to the condition (financial or otherwise), properties, assets, liabilities, business, operations or results of operations of PAPI and its subsidiaries, taken as a whole. Notwithstanding the foregoing, the definition of PAPI Material Adverse Effect shall not include events caused by (A) changes in the PRC economic conditions (including changes in commodity prices), except to the extent that the same disproportionately impact the PAPI Parties as compared to other similarly situated companies; (B) changes to the economic conditions affecting the industries in which the PAPI Parties operate, except to the extent that the same disproportionately impact the PAPI Parties as compared to other companies in the industries in which the PAPI Parties operate; (C) changes related to or arising from the execution, announcement or performance of, or compliance with, this Agreement or the consummation of the Transactions, including the impact thereof on relationships, contractual or otherwise, governmental authorities, customers, suppliers, distributors or employees; (D) changes in accounting requirements or principles or any change in applicable laws or the interpretation thereof; (E) the failure to meet any projections or budgets; or (F) matters listed in the Disclosure Schedules.

“PAPI Newco” has the meaning set forth in the preamble to the Agreement.

“PAPI Parties” has the meaning set forth in the preamble to the Agreement.

“PAPI Representatives” means each of Frank Ingriselli, and Stephen F. Groth.

“Party” or “Parties” has the meaning set forth in the preamble to the Agreement.

“Permits” mean all governmental franchises, licenses, permits, authorizations and approvals necessary to enable a Person to own, lease or otherwise hold its properties and assets and to conduct its businesses as presently conducted.

“Permitted Lien” shall mean (a) any restriction on transfer arising under applicable securities law; (b) any Liens for Taxes not yet due or delinquent or being contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with U.S. GAAP; (c) any statutory Liens arising in the ordinary course of business by operation of Law with respect to a liability that is not yet due and delinquent and which are not, individually or in the aggregate, significant; (d) zoning, entitlement, building and other land use regulations imposed by governmental agencies having jurisdiction over the Oyo Field or Contract Rights which are not violated by the current use and operation of the Contract Rights; (e) covenants, conditions, restrictions, easements and other similar matters of record affecting title to the Oyo Field or Contract Rights which do not materially impair the occupancy or use of the Oyo Field or Contract Rights for the purposes for which it is currently used or proposed to be used in connection with the such relevant Person’s business; (f) Liens identified on title policies, title opinions or preliminary title reports or other documents or writings included in the public records; (g) Liens arising under worker’s compensation, unemployment insurance, social security, retirement and similar legislation; (h) Liens of lessors and licensors arising under lease agreements or license arrangements; and (i) those Liens set forth in the CAMAC Disclosure Schedule.

“Person” shall mean an individual, partnership, corporation, joint venture, unincorporated organization, cooperative or a governmental entity or agency thereof.

“Proxy Statement” has the meaning set forth in Section 7.2 of the Agreement.

“PSC” has the meaning set forth in the background to the Agreement.

“RCRA” shall mean the Resource Conservation and Recovery Act, as amended.

“Registration Rights Agreement” has the meaning set forth in the background to the Agreement.

“Release” shall mean any depositing, spilling, leaking, pumping, pouring, placing, emitting, discarding, abandoning, emptying, discharging, migrating, injecting, escaping, leaching, dumping or disposing into the indoor or outdoor environment.

“Representatives” of either Party shall mean such Party’s employees, accountants, auditors, actuaries, counsel, financial advisors, bankers, investment bankers and consultants and any other person acting on behalf of such Party.

“ROFR” has the meaning set forth in Section 8.6 of the Agreement.

“ROFR Agreement” has the meaning set forth in the background to the Agreement.

“SARA” shall mean the Superfund Amendments and Reauthorization Act of 1986, as amended.

“SEC” means the U.S. Securities and Exchange Commission.

“SEC Reports” shall have the meaning set forth in Section 5.20 of the Agreement.

“Securities Act” means the Securities Act of 1933, as amended.

“Stockholders’ Meeting” has the meaning set forth in Section 7.2 of the Agreement.

“Subsidiary” an entity shall be deemed to be a “Subsidiary” of another Person if such Person directly or indirectly owns, beneficially or of record, (a) an amount of voting securities of other interests in such entity that is sufficient to enable such Person to elect at least a majority of the members of such entity’s board of directors or other governing body, or (b) at least 50% of the outstanding equity or financial interests of such entity.

“Survival Period” means the applicable period of time that a representation, warranty, covenant or obligation survives the Closing pursuant to Section 10.1 of this Agreement.

“Tax” or “Taxes” includes all forms of taxation, whenever created or imposed, and whether of the United States or elsewhere, and whether imposed by a local, municipal, governmental, state, foreign, federal or other Governmental Authority, or in connection with any agreement with respect to Taxes, including all interest, penalties and additions imposed with respect to such amounts.

“Tax Benefit” has the meaning set forth in Section 10.6 of the Agreement.

“Tax Return” means all federal, state, local, provincial and foreign Tax returns, declarations, statements, reports, schedules, forms and information returns and any amended Tax return relating to Taxes.

“Technical Services Agreement” has the meaning set forth in the background to the Agreement.

“Transactions” has the meaning set forth in the background to the Agreement.

“Transaction Documents” shall have the meaning set forth in the background to the Agreement.

“TSCA” means the Toxic Substances Control Act, as amended.

“U.S. GAAP” means generally accepted accounting principles of the United States.

“Voting Period” has the meaning set forth in Section 8.5 of the Agreement.

“Voting Shares” has the meaning set forth in Section 8.5(a) of the Agreement.

“Year-End Financial Statements” is defined in Section 5.11(a).

701784886v7

SCHEDULE A

X/Y: Meters
OML 110
OML 120
OML 121
Erha 07
Erha 03
Erha 2
Erha 1
Erha South 1
Ewo 1
X-680855.37 Y-596811.07
X-672299.24 Y-593004.00
X-682379.16 Y-593385.36
X-673825.44 Y-589577.70
Line-900
Line-700
Xline-1500
Xline-2250
Oyo 4
Oyo 5
Oyo 2 DIR
Oyo 3
Oyo Field area
Total surface area: about 35 sq. km
Seismic data reference: between in-lines 700-900 and cross-lines 1500-2250
Depth range: between 1500-2000 meters

701784886v7

SCHEDULE B

CAMAC DISCLOSURE SCHEDULE

Dated as of November 18, 2009

This is the CAMAC Disclosure Schedule referred to in Article IV of that certain Purchase and Sale Agreement, dated as of November 18, 2009 (the “Purchase Agreement”), by and among Pacific Asia Petroleum, Inc., a corporation incorporated in the State of Delaware, USA (“PAPI” and together with the new entity to be formed by PAPI pursuant to Section 7.12 hereof (“PAPI Newco”, the “PAPI Parties”); CAMAC Energy Holdings Limited, a Cayman Islands company (“CEHL”); CAMAC International (Nigeria) Limited, a company incorporated in the Federal Republic of Nigeria (“CINL”) and a wholly-owned subsidiary of CEHL; and Allied Energy Plc (formerly, Allied Energy Resources Nigeria Limited), a company incorporated in the Federal Republic of Nigeria and a wholly-owned subsidiary of CEHL (“Allied,” and together with CEHL, and CINL, the “CAMAC Parties”).

This CAMAC Disclosure Schedule is qualified by reference to the specific provisions of the Purchase Agreement and is not intended to constitute, and shall not be deemed to constitute, representations or warranties of the CAMAC Parties, except as and to the extent set forth in the Purchase Agreement.  The disclosure of any matter herein is not intended to indicate and does not constitute an indication that such matter is required to be disclosed pursuant to the Purchase Agreement, and such disclosure does not constitute an admission that such information is material to the CAMAC Parties or any other party to the Purchase Agreement except to the extent required pursuant to the Purchase Agreement.

The numbering and headings of this CAMAC Disclosure Schedule refer to the section or subsection of the Purchase Agreement and are for convenience of reference only.   Copies of all agreements listed below have been made available to the PAPI Parties and their counsel.

Section 4.3:

Under the PSC, NAE waives its rights to its entitlement of Profit Oil as the First Party in favour of Allied (the “NAE Waiver”).  Absent the waiver referred to in Section 9.1(a) of the Purchase Agreement, if Allied sells, assigns or otherwise transfers all or part of its legal or beneficial interests and or obligations under the PSC to any third party (other than its Affiliates, subject to Article 17.1of the PSC) or if the owner of Allied disposes of control of Allied to any third party or parties, the NAE Waiver shall not inure or be extended to such third party or parties and NAE shall be entitled prospectively to its forty percent (40%) share of the Profit Oil as First Party, unless such transfer of legal and beneficial interests is made in favor of NNPC.

Section 4.4(a):

NAE has, from time to time, failed to deliver to the CAMAC Parties documents and information when required under the PSC.  NAE has not provided adequate documentation to support costs

Schedule B

that NAE claims they have incurred in relation to, or pursuant to, the PSC and activities thereunder.  CAMAC believes that such matters constitute a breach of the PSC.

Section 4.4(b):

In addition to the Oyo Related Agreements, one or  more of the CAMAC Parties is a party to the following Contracts relating to or affecting the Oyo Field or Contract Rights:
1.           Cooperation Agreement by and between NAE and Allied, dated January 15, 2006
2.	Escrow Agreement by and among NAE, Allied and BNP Paribas S.A., dated August 4, 2005
3.           Secondment Agreement by and between NAE and Allied, dated January 15, 2006
4.	Service Agreement for the Provision of Project Management Services by and between NAE and Allied, dated January 26, 2009 (effective September 1, 2008)
In addition, Oceanic Consultants Nigeria Limited (“OCNL”), a Nigerian company, and Oceanic Consultants Inc. (“OCI”), a Texas corporation, both of which are companies affiliated with the CAMAC Parties, provide engineering consulting services as a contractor to Allied, as well as to third parties, in connection with the planning, procurement and operation functions that NAE has assigned to Allied with respect to seismic and other studies, drilling, geological/geophysical, operational and general services.  In relation to these functions, the following agreements have been entered into for the provision of services for compensation to be mutually agreed on a particular work order on a fixed sum or rate basis:
1.           Between OCNL and OCI, dated January 16, 2008
2.           Between OCNL and Allied, dated January 16, 2008
3.           Between OCI and Allied, dated January 16, 2008
4.           Additionally, OCNL and OCI are parties to the following agreements:
5.	Agreement for Engineering Services (Package 1) between OCI and William Jacob Management: this is an evergreen contract but currently there is no work being performed pursuant thereto.
6.	Agreement for Engineering Services (Packages 2 and 3) between OCI and Intec Engineering Partnership: this is an evergreen contract but currently there is no work being performed pursuant thereto.
7.	Agreement for Engineering and Drafting Services between OCI and Fairwinds International Inc.: this is an evergreen contract but currently there is no work being performed pursuant thereto.
8.	Agreement for Inspection Services (Packages 2 and 3) between OCI and Global SCS: this is an evergreen contract but currently there is no work being performed pursuant thereto.
9.	Agreement for Inspection Services (Packages 2 and 3) between OCI and MAC: this is an evergreen contract but currently there is no work being performed pursuant thereto.
10.	Agreements for the services of the following individuals working as contractors to OCI:
A.          Swift Technical (for the services of Natalia Milovankina
B.           Peter Cutt
C.           Nigel Buchan
D.           Loy Liang Zai

Schedule B

11.	Allied has entered into General Service Agreements with both OCNL and OCI. In addition to these General Service Agreements, OCNL and OCI are parties to the following agreements that relate to

Section 4.14:
The Environmental Impact Assessment (“EIA”) of the Oyo development may not have been filed in a timely manner, but the Department of Petroleum Resources has granted provisional approval for this EIA.

Section 6.4(a):
The CAMAC Parties have been and continue to be in discussions with various third parties concerning the possible sale to such third parties of the crude oil to which the CAMAC Parties are entitled to lift under the PSC.  The CAMAC Parties expect to finalize such crude sale agreement prior to the Closing.

Schedule B
701784886v7

SCHEDULE C

PAPI DISCLOSURE SCHEDULE

Dated as of November 18, 2009

This is the PAPI Disclosure Schedule referred to in Article V of that certain Purchase and Sale Agreement, dated as of November 18, 2009 (the “Purchase Agreement”), by and among Pacific Asia Petroleum, Inc., a corporation incorporated in the State of Delaware, USA (“PAPI” and together with the new entity to be formed by PAPI pursuant to Section 7.12 of the Purchase Agreement (“PAPI Newco”), the “PAPI Parties”); CAMAC Energy Holdings Limited (“CEHL”); CAMAC International (Nigeria) Limited, a company incorporated in the Federal Republic of Nigeria (“CINL”) and a wholly-owned subsidiary of CEHL; and Allied Energy Plc (formerly, Allied Energy Resources Nigeria Limited), a company incorporated in the Federal Republic of Nigeria and a wholly-owned subsidiary of CEHL (“Allied,” and together with CEHL, and CINL, the “CAMAC Parties”).

This PAPI Disclosure Schedule is qualified by reference to the specific provisions of the Purchase Agreement and is not intended to constitute, and shall not be deemed to constitute, representations or warranties of the PAPI Parties, except as and to the extent set forth in the Purchase Agreement.  The disclosure of any matter herein is not intended to indicate and does not constitute an indication that such matter is required to be disclosed pursuant to the Purchase Agreement, and such disclosure does not constitute an admission that such information is material to the PAPI Parties or any other party to the Purchase Agreement except to the extent required pursuant to the Purchase Agreement.

The numbering and headings of this PAPI Disclosure Schedule refer to the section or subsection of the Purchase Agreement and are for convenience of reference only.  Copies of all agreements listed below have been made available to the CAMAC Parties and their counsel.

Section 5.5                      Material Contracts.
(1)
Work Program entered pursuant to Production Sharing Contract for Exploitation of Coalbed Methane Resources in Zinjinshan Area, Shanix Province, The People’s Republic of China, dated October 26, 2007, by and between PAPL and China United Coalbed Methane Corp Ltd.

(2)	Advisor Agreement, dated August 4, 2008, as amended effective July 30, 2009, by and between PAPI and Somerley Limited.

(3)	Engagement Letter, dated August 30, 2009, by and between Worldwide Capital Group and PAPI (the “WCG Engagement Letter”).

(4)
Letter of Understanding, dated May 13, 2009, by and among Mr. Li Xiangdong (“LXD”), PAPI, Pacific Asia Petroleum Energy Limited (“PAPE”), and Mr. Ho Chi Kong (“HCK”), as amended June 25, 2009 (the “EORP LOU”).

(5)	Consulting Engagement Agreement, dated June 7, 2009, by and among LXD, PAPL and Inner Mongolia Production Company (HK) Limited (“IMPCO HK”).

Schedule C

(6)	Assignment Agreement of Application Right For Patent, by and between LXD and PAPL, dated June 7, 2009.

(7)	Interest Assignment Agreement, dated June 7, 2009, by and between IMPCO HK, PAPL and LXD.

(8)	Offer Letter, dated November 13, 2009, by and between Clark Moore and PAPI.

Section 5.6                      Capitalization.
(1)	Pacific Asia Petroleum, Inc. (“PAPI”):

a.	Common Stock

PAPI is authorized to issue up to 300,000,000 shares of Common Stock, par value $0.001 per share. As of November 18, 2009, 43,866,267 shares of Common Stock are currently issued and outstanding. PAPI has authorized and reserved 4,000,000 shares of Common Stock for issuance under the PAPI 2007 Stock Plan, and 6,000,000 shares of Common Stock for issuance under the PAPI 2009 Equity Incentive Plan.  As of November 18, 2009, an aggregate of 1,347,000 shares of Common Stock were issuable upon exercise of outstanding stock options under the 2007 Stock Plan, an aggregate of 30,000 shares of Common Stock were issuable upon exercise of outstanding stock options under the 2009 Equity Incentive Plan, and an aggregate of 755,200 shares of Common Stock were issuable upon exercise of outstanding stock options issued outside of a PAPI incentive stock plan.

b.	Preferred Stock

            PAPI is authorized to issue up to 50,000,000 shares of Preferred Stock in one or more classes or series within a class as may be determined by the PAPI board of directors, of which 30,000,000 shares have been designated “Series A Convertible Preferred Stock.” No shares of Preferred Stock are currently outstanding.

c.	Warrants

As of November 18, 2009, PAPI had warrants outstanding to purchase (i) an aggregate of 1,060,888 shares of Common Stock at a price per share of $1.25; (ii) an aggregate of 200,000 shares of Common Stock at a price per share of $1.375; and (iii) an aggregate of 200,000 shares of Common Stock at a price per share of $1.50.
Pursuant to the WCG Engagement Letter, WCG shall be entitled to receive warrants exercisable for Common Stock of PAPI upon consummation of certain debt and equity fundraisings of PAPI.  See WCG Engagement Letter.

d.	EORP-Related Obligations

Pursuant to the EORP LOU, upon acknowledgement from the Chinese Government that the CJVC (as defined in the EORP LOU) is the registered owner of the LXD patents, PAPI shall issue to HCK up to 100,000 shares of Common Stock of PAPI and options to purchase up to 400,000 additional shares of Common Stock of PAPI at an exercise price coinciding with PAPI’s

Schedule C

share price on the day of the issue of the options. PAPI has agreed to issue 300,000 more shares to HCK upon the signing of certain contracts by the CJVC with respect to the Fulaerjiqu Oilfield (as set forth in the EORP LOU).   The options will not vest immediately, and vesting will be contingent upon the achievement of certain milestones related to the entry by the CJVC into certain EORP-related development contracts pertaining to oilfield projects in the Fulaerjiqu Oilfield.
PAPI has agreed to loan up to $5 million to PAPE, which may then invest up to RMB 30,000,000 (approximately $ 4.4 million) with portion of this being a requirement to invest RMB 22,650,000 as PAPE’s share of the registered capital of the CJVC when and to the extent required under applicable law, to be used by the CJVC to carry out work projects, fund operations, and to make aggregate payments of up to $1.5 million in cash to LXD and HCK.   See EORP LOU.

(2)	Inner Mongolia Production Company (HK) Ltd. (“IMPCO HK”):

IMPCO HK is a wholly-owned subsidiary of PAPI.

(3)	Inner Mongolia Sunrise Petroleum JV Company (“IMPCO Sunrise”):

In March 2006, PAPI formed IMPCO Sunrise, a Chinese joint venture company which is owned 97% by IMPCO HK and 3% by Beijing Jinrun Hongda Technology Co., Ltd. (“BJHTC”), an unaffiliated Chinese corporation.  PAPI formed IMPCO Sunrise as an indirect subsidiary to engage in Chinese energy ventures.  Under Chinese law, a foreign-controlled Chinese joint venture company must have a Chinese partner. BJHTC is IMPCO HK’s Chinese partner in IMPCO Sunrise. IMPCO Sunrise is governed and managed by a Board of Directors comprised of three members, two of whom are appointed by IMPCO HK and one by BJHTC.

IMPCO HK has advanced a total of $407,507 to BJHTC, which then invested that amount in IMPCO Sunrise and issued notes to IMPCO HK for that amount.  BJHTC is obligated to apply any remittances received from IMPCO Sunrise directly to IMPCO HK. IMPCO Sunrise is authorized to pay these remittances directly to IMPCO HK on BJHTC’s behalf, until the debt is satisfied.

(4)	Pacific Asia Petroleum Ltd. (“PAPL”):

PAPL is a wholly-owned subsidiary of PAPI.
(5)	Pacific Asia Petroleum (HK) Ltd. (“PAPL HK”):

PAPL HK is a wholly-owned subsidiary of PAPL.
(6)	Pacific Asia Petroleum Energy Ltd. (“PAPE”):

PAPE is 70% owned by PAPI and 30% beneficially owned by HCK.

PAPI has agreed to loan up to $5 million to PAPE, which may then invest up to RMB 30,000,000 (approximately $ 4.4 million) with portion of this being a requirement to invest RMB 22,650,000 as PAPE’s share of the registered capital of the CJVC when and to the extent required under applicable law, to be used by the CJVC to carry out work projects, fund operations, and to make aggregate payments of up to $1.5 million in cash to LXD and HCK.     See EORP LOU.

Schedule C

(7)	Beijing Dong Fang Ya Zhou Petroleum Technology Services Company Limited (“CJCV”):

CJVC is a Chinese joint venture company formed on September 24, 2009, 75.5% owned by PAPE and 24.5% owned by LXD.

Pursuant to the EORP LOU, LXD has a “Share Sale Right” for a period of 24 months from the date of incorporation of the CJVC to require PAPE to purchase 50% of the shares owned by LXD in the CJVC.  See EORP LOU.

Section 5.9                      Consents and Approvals.

The Transactions must be approved by (i) the PAPI Board of Directors, and (ii) the PAPI majority holders, voting as a group, in accordance with Section 253 of the Delaware General Corporation Law (the “DGCL”) and other applicable laws.

The Agreement and the Transactions must be approved by (i) the PAPI Newco Board of Directors, and (ii) the holders of a majority of the PAPI Newco shareholders in accordance with the PAPI Newco constituent documents.

Section 5.12                      Absence of Certain Changes or Events.

See agreements disclosed under Section 5.5 above that were entered into since December 31, 2008.

Schedule C
701784886v7